Exhibit 99.1

RISK CAPITAL

        As of January 1, 2004, the Company implemented a methodology to consistently quantify Risk Capital requirements within and across Citigroup businesses.

        Risk Capital is defined at Citigroup as the amount of capital resources required to cover the potential unexpected economic losses resulting from extremely severe events over a one-year time period.

  •
  "Economic losses" include losses that appear on the income statement and fair value adjustments to the financial statements, as well as any further declines in the value of assets or increases in the value of liabilities not captured on the income statement.

  •
  "Unexpected losses" is the difference between the potential losses at the 99.97% confidence level and the expected (average) loss over the one-year time period.

        Risk Capital facilitates both the quantification of risk levels and the assessment of "book" capital adequacy. During 2004, Citigroup will extend the application of Risk Capital beyond risk measurement and capital adequacy, and will also calculate "Return on Risk Capital," facilitating internal performance assessments within and across businesses.

        Methodologies to measure Risk Capital have been jointly developed by Risk Management, the Financial Division and Citigroup businesses, and approved by the Citigroup Senior Risk Officer and Citigroup Chief Financial Officer. It is expected, due to the evolving nature of Risk Capital, that these methodologies will continue to be refined.

        The drivers of "economic losses" are risks, which can be broadly categorized as Credit Risk (including Cross-Border Risk), Market Risk, Operational Risk, and Insurance Risk:

  •
  Credit risk losses primarily result from a borrower's or counterparty's inability to meet its obligations.

  •
  Market risk losses arise primarily from fluctuations in the market value of trading and non-trading positions.

  •
  Operational risk losses result from inadequate or failed internal processes, people, systems or from external events.

  •
  Insurance risks arise from unexpectedly high payouts on insurance liabilities.

        These risks are measured and aggregated within businesses and across Citigroup to facilitate the understanding of the Company's exposure to extreme downside events (expressed as "Risk Capital") and any changes in its level or its composition.

THE COMPANY

        Citigroup Inc. (Citigroup and, together with its subsidiaries, the Company) is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers with some 200 million customer accounts doing business in more than 100 countries. Citigroup was incorporated in 1988 under the laws of the State of Delaware.

        The Company's activities are conducted through the Global Consumer, Global Corporate and Investment Bank (GCIB), Private Client Services, Global Investment Management (GIM) and Proprietary Investment Activities business segments.

        The Company has completed certain strategic business acquisitions during the past three years, details of which can be found in Note 2 to the Consolidated Financial Statements.

        The Company is a bank holding company within the meaning of the U.S. Bank Holding Company Act of 1956 registered with, and subject to examination by, the Board of Governors of the Federal Reserve System (FRB). Certain of the Company's subsidiaries are subject to supervision and examination by their respective federal and state authorities.

        At December 31, 2003, the Company had approximately 134,000 full-time and 6,000 part-time employees in the United States and approximately 119,000 full-time employees outside the United States.

        The periodic reports of Citicorp, Citigroup Global Markets Holdings Inc., The Student Loan Corporation (STU), The Travelers Insurance Company (TIC) and Travelers Life and Annuity Company (TLAC), subsidiaries of the Company that make filings pursuant to the Securities Exchange Act of 1934, as amended (the Exchange Act), provide additional business and financial information concerning those companies and their consolidated subsidiaries.

        The principal executive offices of the Company are located at 399 Park Avenue, New York, New York 10043, telephone number 212 559 1000. Additional information about Citigroup is available on the Company's website at www.citigroup.com. Citigroup's annual report on Form 10-K, its quarterly reports on Form 10-Q and its current reports on Form 8-K and all amendments to these reports are available free of charge through the Company's website by clicking on the "Investor Relations" page and selecting "SEC Filings." The Securities and Exchange Commission (SEC) website contains reports, proxy and information statements, and other information regarding the Company at www.sec.gov.

GLOBAL CONSUMER

        Global Consumer delivers a wide array of banking, lending, insurance and investment services through a network of local branches, offices and electronic delivery systems, including ATMs, Automated Lending Machines (ALMs) and the World Wide Web. The Global Consumer businesses serve individual consumers as well as small businesses. Global Consumer includes Cards, Consumer Finance and Retail Banking.

        Cards provides MasterCard, VISA and private label credit and charge cards. North America Cards includes the operations of Citi Cards, the Company's primary brand in North America, and Mexico Cards. International Cards provides credit and charge cards to customers in Europe, the Middle East and Africa (EMEA), Japan, Asia and Latin America.

        Consumer Finance provides community-based lending services through branch networks, regional sales offices and cross-selling initiatives with other Citigroup businesses. The business of CitiFinancial is included in North America Consumer Finance. As of December 31, 2003, North America Consumer Finance maintained 2,328 offices, including 2,082 CitiFinancial offices in the U.S. and Canada, while International Consumer Finance maintained 875 offices, including 552 in Japan. Consumer Finance offers real-estate-secured loans, unsecured and partially secured personal loans, auto loans and loans to finance consumer-goods purchases. In addition, CitiFinancial, through certain subsidiaries and third parties, makes available various credit-related and other insurance products to its U.S. customers.

        Retail Banking provides banking, lending, investment and insurance services to customers through retail branches and electronic delivery systems. In North America, Retail Banking includes the operations of Citibanking North America, Consumer Assets, CitiCapital, Primerica Financial Services (Primerica), and Mexico Retail Banking. Citibanking North America delivers banking, lending, investment and insurance services through 779 branches in the U.S. and Puerto Rico and through Citibank Online, an Internet banking site on the World Wide Web. The Consumer Assets business originates and services mortgages and student loans for customers across the U.S. The CitiCapital business provides leasing and equipment financing products to small- and middle-market businesses. The business operations of Primerica involve the sale, mainly in North America, of life insurance and other products manufactured by its affiliates, including Smith Barney mutual funds, CitiFinancial mortgages and personal loans and the products of our Life Insurance and Annuities business. The Primerica sales force is composed of over 100,000 independent representatives. Mexico Retail Banking consists of the branch banking operations of Banamex. International Retail Banking provides full-service banking and investment services in EMEA, Japan, Asia, and Latin America. The Commercial Markets Group is included in Retail Banking and consists of the operations of CitiCapital, as well as middle-market lending operations in North America and the international regions.

GLOBAL CORPORATE AND INVESTMENT BANK

        Global Corporate and Investment Bank (GCIB) provides corporations, governments, institutions and investors in approximately 100 countries with a broad range of financial products and services. GCIB includes Capital Markets and Banking, Transaction Services and Other Corporate.

        Capital Markets and Banking offers a wide array of investment and commercial banking services and products, including investment banking, debt and equity trading, institutional brokerage, advisory services, foreign exchange, structured products, derivatives, and lending.

        Transaction Services is composed of Cash Management, Trade Services and Global Securities Services (GSS). Cash Management and Trade Services provide comprehensive cash management and trade finance for corporations and financial institutions worldwide. GSS provides custody services to investors such as insurance companies and pension funds, clearing services to intermediaries such as broker/dealers and depository and agency/trust services to multinational corporations and governments globally.

PRIVATE CLIENT SERVICES

        Private Client Services provides investment advice, financial planning and brokerage services to affluent individuals, small and mid-size companies, non-profits and large corporations primarily through a network of more than 12,200 Smith Barney Financial Consultants in more than 500 offices worldwide. In addition, Private Client Services provides independent client-focused research to individuals and institutions around the world.

        A significant portion of Private Client Services revenue is generated from fees earned by managing client assets as well as commissions earned as a broker for its clients in the purchase and sale of securities. Additionally, Private Client Services generates net interest revenue by financing customers' securities transactions and other borrowing needs through security-based lending. Private Client Services also receives commissions and other sales and service revenues through the sale of proprietary and third-party mutual funds. As part of Private Client Services, Global Equity Research produces equity research to serve both institutional and individual investor clients. The majority of expenses for Global Equity Research are allocated to the Global Equities business within GCIB and Private Client Services businesses.

GLOBAL INVESTMENT MANAGEMENT

        Global Investment Management (GIM) offers a broad range of life insurance, annuity, asset management and personalized wealth management products and services distributed to institutional, high-net-worth and retail clients. Global Investment Management includes Life Insurance and Annuities, Private Bank and Asset Management.

        Life Insurance and Annuities comprises Travelers Life and Annuity (TLA) and International Insurance Manufacturing (IIM). TLA offers individual annuity, group annuity, individual life insurance and Corporate Owned Life Insurance (COLI) products. The individual products include fixed and variable deferred annuities, payout annuities, and term, universal, and variable life insurance. These products are primarily distributed through CitiStreet Retirement Services (CitiStreet), Smith Barney, Primerica, Citibank and affiliates, and a nationwide network of independent agents and the outside broker dealer channel. The COLI products are variable universal life products distributed through independent specialty brokers. The group products include institutional pensions, including guaranteed investment contracts (GICs), payout annuities, group annuities sold to employer-sponsored retirement and savings plans, structured settlements and funding agreements. IIM provides annuities, credit, life, health, disability and other insurance products internationally, leveraging the existing distribution channels of the Consumer Finance, Retail Banking and Asset Management (retirement services) businesses. IIM has operations in Mexico, Asia, EMEA, Latin America and Japan. TLA and IIM include the realized investment gains/(losses) from sales on certain insurance-related investments.

        Private Bank provides personalized wealth management services for high-net-worth clients through 126 offices in 37 countries and territories, generating fee and interest income from investment funds management, client trading activity, trust and fiduciary services, custody services, and traditional banking and lending activities. Through its Private Bankers and Product Specialists, Private Bank leverages its extensive experience with clients' needs and its access to Citigroup to provide clients with comprehensive investment and banking services.

        Asset Management includes Citigroup Asset Management, Citigroup Alternative Investments Institutional business, Banamex asset management and retirement services businesses and Citigroup's other retirement services businesses in North America and Latin America. These businesses offer institutional, high-net-worth and retail clients a broad range of investment alternatives from investment centers located around the world. Products and services offered include mutual funds, closed-end funds, separately managed accounts, unit investment trusts, alternative investments (including hedge funds, private equity and credit structures), variable annuities through affiliated and third-party insurance companies, and pension administration services.

PROPRIETARY INVESTMENT ACTIVITIES

        Proprietary Investment Activities is comprised of Citigroup's proprietary Private Equity investments and Other Investment Activities which includes Citigroup's proprietary investments in hedge funds and real estate investments, investments in countries that refinanced debt under the 1989 Brady Plan or plans of a similar nature, ownership of Travelers Property Casualty Corp. shares and Citigroup's Alternative Investments (CAI) business, for which the net profits on products distributed through Citigroup's Asset Management, Private Client Services and Private Bank businesses are reflected in the respective distributor's income statement through net revenues.

CORPORATE/OTHER

        Corporate/Other includes net corporate treasury results, corporate expenses, certain intersegment eliminations, the results of discontinued operations, the cumulative effect of accounting changes and taxes not allocated to the individual businesses.

INTERNATIONAL

        Citigroup International (whose operations are fully reflected in the product disclosures above) serves 54 million customer accounts in approximately 100 countries, working in partnership with the Company's product organizations.

        Citigroup International is organized by region—Asia, EMEA, Japan, and Latin America. Citigroup has a long history in each of these regions, including more than 100 years in a number of countries. The markets we serve account for 85% of the world's population and 65% of its GDP.

        In Asia in 2003, consumer growth was driven by new wealth management initiatives and expanding credit card activities. In large and growing markets like India and China, we are well-positioned to build market share across the spectrum of consumer products. In January 2003, we established a strategic alliance with the Shanghai Pudong Development Bank, which led in February 2004 to the issuance of a dual currency credit card in China, in cooperation with Citibank. The GCIB continued to gain market share with new products, expansion of our customer base, and significant deals such as the underwriting of China Life's $3 billion Initial Public Offering.

        EMEA's earnings were driven by increased sales and substantial cost reduction. The GCIB had strong market share gains, ranking number one in the region in debt and equity underwriting. Retail Banking is our largest consumer business, with a strong presence particularly in Germany. A highlight was the launch of our credit card in Russia, and we continue to expand our consumer offerings in Poland, Italy and Spain. Citigroup also introduced wealth management programs in countries in Eastern Europe and the Middle East.

        Citigroup is Japan's number one foreign corporate bank and consumer bank, and one of the largest consumer finance firms. Nikko Citigroup, our investment banking joint venture, was one of Japan's top equity underwriters and in 2003, was the top mergers and acquisitions advisor in Japan, advising on the Japan Telecom and Resona transactions. Our Private Bank and joint venture with Mitsui Sumitomo Insurance are fast-growing market leaders.

        Citigroup's Latin America operations returned to profitability in 2003. Citigroup has been a leader for 90 years in Latin America, a region that is once again attracting investment. We implemented a successful repositioning of our business in the region that is expected to achieve positive results by aligning investment with the greatest opportunities for returns. In Brazil, we launched a consumer finance business targeting the large retail credit market and opened nine branches in São Paulo. Citigroup concluded the first-ever Venezuela domestic liability management transaction, completed Costa Rica's first international syndication, and acted as deal manager and global coordinator of the landmark $5.3 billion bond swap for Uruguay.

Citigroup Inc. and Subsidiaries

FIVE-YEAR SUMMARY OF SELECTED FINANCIAL DATA

	2003	2002	2001	2000	1999
	In millions of dollars, except per share amounts
Revenues, net of interest expense(1)	$77,442	$71,308	$67,367	$63,572	$54,809
Operating expenses	39,168	37,298	36,528	35,809	31,049
Benefits, claims, and credit losses(1)	11,941	13,473	10,320	8,466	7,513

Income from continuing operations before taxes, minority interest and cumulative effect of accounting changes	26,333	20,537	20,519	19,297	16,247
Income taxes	8,195	6,998	7,203	7,027	6,027
Minority interest, after-tax	285	91	87	39	27

Income from continuing operations	17,853	13,448	13,229	12,231	10,193
Income from discontinued operations(2)	—	1,875	1,055	1,288	1,177
Cumulative effect of accounting changes(3)	—	(47)	(158)	—	(127)

Net Income	$17,853	$15,276	$14,126	$13,519	$11,243

Earnings per share(4)
Basic earnings per share:
Income from continuing operations	$3.49	$2.63	$2.61	$2.43	$2.02
Net income	3.49	2.99	2.79	2.69	2.23
Diluted earnings per share:
Income from continuing operations	3.42	2.59	2.55	2.37	1.96
Net income	3.42	2.94	2.72	2.62	2.17
Dividends declared per common share(4)	$1.10	$0.70	$0.60	$0.52	$0.41

At December 31
Total assets(5)	$1,264,032	$1,097,590	$1,051,850	$902,610	$795,984
Total deposits	474,015	430,895	374,525	300,586	261,573
Long-term debt	162,702	126,927	121,631	111,778	88,481
Mandatorily redeemable securities of subsidiary trusts	6,057	6,152	7,125	4,920	4,920
Common stockholders' equity	96,889	85,318	79,722	64,461	56,395
Total stockholders' equity	98,014	86,718	81,247	66,206	58,290

Ratio of earnings to fixed charges and preferred stock dividends	2.47x	1.94x	1.63x	1.52x	1.55x
Return on average common stockholders' equity(6)	19.8%	18.6%	19.7%	22.4%	21.5%
Common stockholders' equity to assets	7.67%	7.77%	7.58%	7.14%	7.08%
Total stockholders' equity to assets	7.75%	7.90%	7.72%	7.33%	7.32%

(1)
Revenues, net of interest expense, and benefits, claims, and credit losses in the table above are disclosed on an owned basis (under Generally Accepted Accounting Principles (GAAP)). If this table were prepared on a managed basis, which includes certain effects of securitization activities, including receivables held for securitization and receivables sold with servicing retained, there would be no impact to net income, but revenues, net of interest expense, and benefits, claims, and credit losses would each have been increased by $4.750 billion, $4.123 billion, $3.568 billion, $2.459 billion and $2.707 billion in 2003, 2002, 2001, 2000 and 1999, respectively. Although a managed basis presentation is not in conformity with GAAP, the Company believes it provides a representation of performance and key indicators of the credit card business that is consistent with the way management reviews operating performance and allocates resources. Furthermore, investors utilize information about the credit quality of the entire managed portfolio as the results of both the held and securitized portfolios impact the overall performance of the Cards business. See the discussion of the Cards business on page 6.

(2)
On August 20, 2002, Citigroup completed the distribution to its stockholders of a majority portion of its remaining ownership interest in Travelers Property Casualty Corp. (TPC). Following the distribution, Citigroup began accounting for TPC as discontinued operations. See Note 3 to the Consolidated Financial Statements.

(3)
Accounting changes of ($47) million in 2002 resulted from the adoption of the remaining provisions of Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets" (SFAS 142). Accounting changes of ($42) million and ($116) million in 2001 resulted from the adoption of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), and the adoption of Emerging Issues Task Force (EITF) Issue No. 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets" (EITF 99-20), respectively. Accounting changes of ($135) million, $23 million and ($15) million in 1999 resulted from the adoption of Statement of Position (SOP) 97-3, "Accounting by Insurance and Other Enterprises for Insurance-Related Assessments," the adoption of SOP 98-7, "Deposit Accounting: Accounting for Insurance and Reinsurance Contracts That Do Not Transfer Insurance Risk," and the adoption of SOP 98-5, "Reporting on the Costs of Start-Up Activities," respectively. See Note 1 to the Consolidated Financial Statements.

(4)
All amounts have been adjusted to reflect stock splits.

(5)
Reclassified to conform to the current period's presentation.

(6)
The return on average common stockholders' equity is calculated using net income after deducting preferred stock dividends.

MANAGEMENT'S DISCUSSION AND ANALYSIS

BUSINESS FOCUS

        The following tables show the net income (loss) for Citigroup's businesses both on a product view and on a regional view:

Citigroup Net Income—Product View

	2003(1)	2002(1)	2001(1)
	In millions of dollars
Global Consumer
Cards	$3,590	$3,043	$2,583
Consumer Finance	1,979	2,258	1,851
Retail Banking	4,046	2,897	2,462
Other	(124)	(154)	(217)

Total Global Consumer	9,491	8,044	6,679

Global Corporate and Investment Bank
Capital Markets and Banking	4,642	3,995	3,859
Transaction Services	745	569	464
Other(2)	(16)	(1,392)	35

Total Global Corporate and Investment Bank	5,371	3,172	4,358

Private Client Services	792	821	905

Global Investment Management
Life Insurance and Annuities	792	642	853
Private Bank	551	461	358
Asset Management	324	351	234

Total Global Investment Management	1,667	1,454	1,445

Proprietary Investment Activities	366	(50)	485
Corporate/Other	166	7	(643)
Income from Continuing Operations	17,853	13,448	13,229
Income from Discontinued Operations(3)	—	1,875	1,055
Cumulative Effect of Accounting Changes(4)	—	(47)	(158)

Total Net Income	$17,853	$15,276	$14,126

(1)
Reclassified to conform to the current presentation. See Note 4 to the Consolidated Financial Statements for assets by segment.

(2)
2002 includes a $1.3 billion after-tax charge related to the establishment of reserves for regulatory settlements and related civil litigation.

(3)
On August 20, 2002, Citigroup completed the distribution to its stockholders of a majority portion of its remaining ownership interest in TPC. Following the distribution, Citigroup began accounting for TPC as discontinued operations. See Note 3 to the Consolidated Financial Statements.

(4)
Accounting changes in 2002 of ($47) million include the adoption of the remaining provisions of SFAS 142. Accounting changes in 2001 of ($42) million and ($116) million include the adoption of SFAS 133 and EITF Issue 99-20, respectively. See Note 1 to the Consolidated Financial Statements.

Citigroup Net Income—Regional View

	2003(1)	2002(1)	2001(1)
	In millions of dollars
North America (excluding Mexico)
Consumer	$6,605	$5,478	$4,587
Corporate(2)	2,542	1,011	1,943
Private Client Services	792	821	905
Investment Management	1,332	1,099	1,198

Total North America	11,271	8,409	8,633

Mexico(3)
Consumer	624	336	(25)
Corporate	407	423	199
Investment Management	203	130	23

Total Mexico	1,234	889	197

Europe, Middle East and Africa (EMEA)
Consumer	684	655	410
Corporate	919	755	790
Investment Management	4	19	35

Total EMEA	1,607	1,429	1,235

Japan
Consumer	583	1,031	999
Corporate	162	124	120
Investment Management	89	56	34

Total Japan	834	1,211	1,153

Asia (excluding Japan)
Consumer	811	690	646
Corporate	775	728	712
Investment Management	168	113	82

Total Asia	1,754	1,531	1,440

Latin America
Consumer	184	(146)	62
Corporate	566	131	594
Investment Management	(129)	37	73

Total Latin America	621	22	729

Proprietary Investment Activities	366	(50)	485
Corporate /Other	166	7	(643)
Income from Continuing Operations	17,853	13,448	13,229
Income from Discontinued Operations(4)	—	1,875	1,055
Cumulative Effect of Accounting Changes(5)	—	(47)	(158)

Total Net Income	$17,853	$15,276	$14,126

(1)
Reclassified to conform to the current presentation.

(2)
2002 includes a $1.3 billion after-tax charge related to the establishment of reserves for regulatory settlements and related civil litigation.

(3)
Mexico's results include the operations of Banamex from August 2001 forward.

(4)
See Note 3 to the Consolidated Financial Statements.

(5)
See Note 1 to the Consolidated Financial Statements.

GLOBAL CONSUMER

	2003	2002	2001
	In millions of dollars
Revenues, net of interest expense	$40,970	$37,659	$33,388
Operating expenses	18,836	16,743	16,128
Provisions for benefits, claims, and credit losses	8,038	8,459	6,714

Income before taxes and minority interest	14,096	12,457	10,546
Income taxes	4,554	4,373	3,840
Minority interest, after-tax	51	40	27

Net income	$9,491	$8,044	$6,679

        Global Consumer reported net income of $9.491 billion in 2003, up $1.447 billion or 18% from 2002, driven by double-digit growth in Retail Banking and Cards, that was partially offset by a decline in Consumer Finance. Retail Banking net income increased $1.149 billion or 40% in 2003 primarily due to the impact of the Golden State Bancorp (GSB) acquisition and strong international growth including improvements in Mexico and Argentina. Cards net income increased $547 million or 18% in 2003 mainly reflecting the addition of the Sears and Home Depot portfolios, growth in Citi Cards and Asia, and lower credit losses in Latin America. Consumer Finance net income decreased $279 million or 12% in 2003 primarily due to continued weakness in Japan, partially offset by growth in North America, including the acquisition of GSB, and in EMEA.

        Net income in 2002 increased $1.365 billion or 20% from 2001, reflecting double-digit growth in all segments that was primarily driven by the impact of acquisitions and strong organic growth in North America, and was partially offset by losses due to the economic conditions in Argentina and the impact of higher net credit losses in Consumer Finance in Japan.

        In November 2003, Citigroup completed the acquisition of Sears, which added $15.4 billion of private-label card receivables, $13.2 billion of bankcard receivables and 32 million accounts. In July 2003, Citigroup completed the acquisition of the Home Depot portfolio, which added $6 billion in receivables and 12 million accounts. In July 2003, Citigroup also acquired the remaining stake in Diners Club Europe, adding 1 million accounts and $0.6 billion of receivables. In November 2002, Citigroup completed the acquisition of GSB, which added $25 billion in deposits and $35 billion in loans, including $33 billion in Retail Banking and $2 billion in Consumer Finance. In February and May 2002, CitiFinancial Japan acquired the consumer finance businesses of Taihei Co., Ltd. (Taihei) and Marufuku Co., Ltd. (Marufuku), adding $1.1 billion in loans. In August 2001, Citicorp completed its acquisition of Banamex, adding approximately $20 billion in consumer deposits and $10 billion in loans, including $8 billion in Retail Banking and $2 billion in Cards. In July 2001, Citibanking North America completed the acquisition of European American Bank (EAB), adding $9 billion in deposits and $4 billion in loans. These business acquisitions were accounted for as purchases; therefore, their results are included in the Global Consumer results from the dates of acquisition.

        Global Consumer has divested itself of several non-strategic businesses and portfolios as opportunities to exit became available. Certain divestitures include the sale of the $1.2 billion CitiCapital Fleet Services portfolio and $1.7 billion of credit card portfolios in 2003 as well as the 2002 sale of the $2.0 billion mortgage portfolio in Japan Retail Banking.

        The table below shows net income by region for Global Consumer:

Global Consumer Net Income—Regional View

	2003	2002	2001
	In millions of dollars
North America (excluding Mexico)	$6,605	$5,478	$4,587
Mexico	624	336	(25)
EMEA	684	655	410
Japan	583	1,031	999
Asia (excluding Japan)	811	690	646
Latin America	184	(146)	62

Net income	$9,491	$8,044	$6,679

        The increase in Global Consumer net income in 2003 reflected growth in all regions except Japan. North America (excluding Mexico) net income grew by 21%, reflecting the impact of acquisitions combined with organic revenue growth and improved credit. Net income in Mexico grew by 86%, driven by improved credit and capital funding costs in Retail Banking and improved operating margins in Cards. Growth in Asia of $121 million or 18% was mainly due to increased investment product sales in Retail Banking and improved credit in Cards. The increase in Latin America was mainly due to improvements in Argentina, including lower losses related to customer liability settlements combined with the impact of changes in the level of the allowance for credit losses. Net income in EMEA increased $29 million or 4% as revenue growth driven by higher business volumes in all products was partially offset by investment spending, including repositioning costs. 2002 results included a $52 million gain from the disposition of an equity investment. Income in Japan declined by 43% reflecting the impact of portfolio contraction and lower spreads combined with increased credit losses in Consumer Finance and the absence of a prior-year gain on the sale of the mortgage portfolio in Retail Banking, partially offset by a $94 million release of a tax reserve resulting from a settlement with tax authorities recorded in the current year.

CARDS

	2003	2002	2001
	In millions of dollars
Revenues, net of interest expense	$14,610	$13,637	$12,079
Operating expenses	6,227	5,535	5,422
Provision for credit losses	2,935	3,410	2,593

Income before taxes and minority interest	5,448	4,692	4,064
Income taxes	1,854	1,647	1,481
Minority interest, after-tax	4	2	—

Net income	$3,590	$3,043	$2,583

Average assets (in billions of dollars)	$70	$63	$60
Return on assets	5.13%	4.83%	4.31%

        Cards reported net income of $3.590 billion in 2003, up $547 million or 18% from 2002. North America Cards reported net income of $3.092 billion, up 16% over 2002, reflecting increased spreads and improved credit costs, as well as the Home Depot and Sears acquisitions. International Cards income increased by 35% over 2002 to $498 million in 2003, reflecting a lower provision for credit losses in Argentina and growth in Asia. Globally, 2002 net income of $3.043 billion was up $460 million or 18% from 2001, driven by revenue growth and expense management as well as the acquisition of Banamex in August 2001.

        As shown in the following table, average managed loans grew 8% in 2003, reflecting growth of 7% in North America and 17% in International Cards. In North America, growth was led by Citi Cards where the additions of the Home Depot and Sears portfolios were partially offset by a decline in introductory promotional rate balances that was driven by a change in acquisition marketing strategies in the current year, as well as by the sale of $1.7 billion of non-strategic portfolios. The increase in International Cards reflected growth in Asia and EMEA, the addition of Diners Club Europe, and the benefit of strengthening currencies. Average managed loans grew 6% in 2002, reflecting growth in all regions except Latin America, where loans declined due to the negative impact of foreign currency translation and lower loan volumes in Argentina. Sales in 2003 were $291.1 billion, up 5% from 2002. North America sales were up 3% to $251.5 billion in 2003, as the impact of acquisitions and improved purchase sales were partially offset by the change in acquisition marketing strategies. International Cards sales grew 19%, reflecting growth in EMEA, Asia, and Japan, as well as the addition of Diners Club Europe. In 2002, sales were up 5% from 2001, reflecting growth in Citi Cards, EMEA and Asia combined with the impact of the events of September 11th on 2001 sales levels.

	2003	2002	2001
	In billions of dollars
Sales
North America	$251.5	$244.9	$234.3
International	39.6	33.4	31.5

Total sales	$291.1	$278.3	$265.8

Average managed loans
North America	$118.0	$110.2	$104.6
International	12.5	10.7	10.0

Total average managed loans	$130.5	$120.9	$114.6

Total on-balance sheet average loans	$55.9	$49.2	$46.2

        Revenues, net of interest expense, of $14.610 billion in 2003 increased $973 million or 7% from 2002, reflecting growth in North America of $624 million or 5% and in International Cards of $349 million or 15%. Revenue growth in North America reflected the impact of acquisitions, net interest margin expansion, the benefit of increased purchase sales and cardholder services fees, and gains from the sale of non-strategic portfolios. Revenue growth in 2003 was partially offset by increased credit losses on securitized receivables, which are recorded as a reduction to other revenue after receivables are securitized. In 2003 and 2002, revenues included net gains of $342 million and $425 million, respectively, primarily as a result of changes in estimates related to the timing of revenue recognition on securitized portfolios. Revenue growth in International Cards was mainly driven by receivables and sales increases in Asia and EMEA, the addition of Diners Club Europe, as well as the net effect of foreign currency translation. In 2002, revenues increased $1.558 billion or 13% from 2001, primarily reflecting the impact of changes in estimates related to the timing of revenue recognition on securitized portfolios, the benefit of spread improvements and receivables growth, and the acquisition of Banamex.

        Operating expenses of $6.227 billion in 2003 were $692 million or 13% higher than 2002, reflecting the impact of acquisitions and foreign currency translation and increased investment spending, including higher advertising and marketing expenditures, costs associated with expansion into Russia and China, and repositioning costs, mainly in EMEA and Latin America. In 2002, expenses increased 2% from 2001, reflecting the addition of Banamex and increased advertising and marketing costs in Citi Cards that were partially offset by disciplined expense management, including expense reduction initiatives in Diners Club N.A.

        The provision for credit losses in 2003 was $2.935 billion compared to $3.410 billion in 2002 and $2.593 billion in 2001. The decrease in the provision for credit losses in 2003 was mainly due to an increase in the level of securitized receivables combined with credit improvements in North America and Latin America, including a $44 million reduction in the allowance for credit losses in Argentina due to improvement in credit experience and lower portfolio volumes. The decline in 2003 was partially offset by the impact of acquisitions. In 2002, the provision for credit losses included a $206 million addition to the allowance for credit losses established in accordance with FFIEC guidance related to past-due interest and late fees on the on-balance sheet credit card receivables in Citi Cards and a $109 million net provision for credit losses resulting from deteriorating credit in Argentina.

        The securitization of credit card receivables is limited to the Citi Cards business within North America. At December 31, 2003, securitized credit card receivables were $76.1 billion, compared to $67.1 billion at December 31, 2002 and $67.0 billion at December 31, 2001. There were no credit card receivables held-for-sale at December 31, 2003, compared to $6.5 billion at December 31, 2002 and 2001. Because securitization changes Citigroup's role from that of a lender to that of a loan servicer, it removes the receivables from Citigroup's balance sheet and effects the amount of revenue and the manner in which revenue and the provision for credit losses are classified in the income statement. For securitized receivables and receivables held-for-sale, gains are recognized upon sale, and amounts that would otherwise be reported as net interest revenue, fee and commission revenue, and credit losses on loans are instead reported as fee and commission revenue (for servicing fees) and other revenue (for the remaining revenue, net of credit losses and the amortization of previously recognized securitization gains). Because credit losses are a component of these cash flows, revenues over the term of the transactions may vary depending upon the credit performance of the securitized receivables. However, Citigroup's exposure to credit losses on the securitized receivables is contractually limited to the cash flows from the receivables.

        Including securitized receivables and receivables held-for-sale, managed net credit losses in 2003 were $7.694 billion with a related loss ratio of 5.90%, compared to $7.169 billion and 5.93% in 2002 and $6.048 billion and 5.28% in 2001. The decline in the ratio from the prior year was primarily driven by improvements in North America and the international markets, particularly in Hong Kong, Taiwan, and Argentina, partially offset by the addition of the Sears portfolio. Contributing to the improvement in North America was the addition of the Home Depot portfolio, which at acquisition was recorded at fair market value and represented $2.8 billion of average loans in the net credit loss calculation. The increase in the net credit loss ratio in 2002 compared to 2001 was primarily due to increases in Citi Cards, reflecting industry-wide trends in the U.S., combined with increases in Asia resulting from higher bankruptcy losses in Hong Kong. Loans delinquent 90 days or more were $3.392 billion or 2.14% at December 31, 2003, compared to $2.397 billion or 1.84% at December 31, 2002 and $2.386 billion or 1.97% at December 31, 2001. The increase in delinquent loans in 2003 was primarily attributable to the Sears and Home Depot acquisitions. A summary of delinquency and net credit loss experience related to the on-balance sheet loan portfolio is included in the table "Consumer Loan Delinquency Amounts, Net Credit Losses, and Ratios" under "Consumer Portfolio Review" in the Company's Annual Report on Form 10-K for the year ended December 31, 2003.

CONSUMER FINANCE

	2003	2002	2001
	In millions of dollars
Revenues, net of interest expense	$10,083	$9,899	$8,923
Operating expenses	3,488	3,114	3,444
Provisions for benefits, claims, and credit losses	3,727	3,294	2,564

Income before taxes	2,868	3,491	2,915
Income taxes	889	1,233	1,064

Net income	$1,979	$2,258	$1,851

Average assets (in billions of dollars)	$105	$96	$88
Return on assets	1.88%	2.35%	2.10%

        Consumer Finance reported net income of $1.979 billion in 2003, down $279 million or 12% from 2002, principally reflecting a decline in International Consumer Finance resulting from continued weakness in Japan, which was partially offset by the acquisition of GSB in November of 2002 and a $94 million release of a tax reserve related to a settlement with tax authorities, which increased income in Japan. Net income of $2.258 billion in 2002 grew $407 million or 22% from 2001, primarily reflecting revenue growth and continued efficiencies resulting from the integration of Associates in North America, partially offset by higher net credit losses in the U.S. and Japan. Net income growth in 2002 also included after-tax benefits of $117 million due to the absence of goodwill and other indefinite-lived intangible asset amortization.

	2003	2002	2001
	In billions of dollars
Average loans
Real-estate-secured loans	$52.1	$48.0	$45.1
Personal	22.5	21.6	19.9
Auto	11.1	8.4	6.3
Sales finance and other	5.0	4.0	3.7

Total average loans	$90.7	$82.0	$75.0

        As shown in the preceding table, average loans grew 11% in 2003 resulting from acquisitions, growth in real-estate-secured loans, the impact of funding auto loan volumes internally and strengthening currencies in the international markets. Growth in real-estate-secured loans mainly reflected the continued cross-selling of products through Primerica as well as portfolio acquisitions in North America and growth in the U.K. Average auto loans in 2003 increased $2.7 billion or 32% from 2002, primarily resulting from the addition of GSB auto loans in November of 2002, as well as a shift in funding policy to fund business volumes internally. In Japan, average loans of $12.1 billion declined 1% from 2002, as the benefit of foreign currency translation was more than offset by the impact of charge-offs, higher pay-downs, reduced loan demand and tighter underwriting standards. Average loans grew 9% in 2002 resulting from growth in real-estate-secured loans, an increase in auto loans in the U.S., and the acquisitions of Taihei and Marufuku in Japan.

        As shown in the following table, the average net interest margin of 10.17% in 2003 declined 55 basis points from 2002, primarily reflecting compression in the international markets, particularly in Japan. In North America, the average net interest margin was 8.43% in 2003, increasing 2 basis points from the prior year as the benefit of lower cost of funds was partially offset by lower yields, reflecting the lower interest rate environment and the continued shift to higher-quality credits. The average net interest margin for International Consumer Finance was 16.03% in 2003, declining 198 basis points from the prior year, primarily driven by Japan. The compression of net interest margin in Japan reflected a decline in higher-yielding personal loans combined with a change in the treatment of adjustments and refunds of interest and continued high levels of non-performing loans. Beginning in the second quarter of 2003, adjustments and refunds of interest charged to customer accounts are accounted for as a reduction of net interest margin whereas, in prior periods, such amounts were treated as credit costs. The net interest margin decline in Japan was offset, in part, by margin expansion in Europe, which was driven by lower cost of funds and higher yields. The average net interest margin of 10.72% in 2002 increased 45 basis points from 2001 as improved margins in North America were partially offset by compression in International Consumer Finance that was mainly due to strong growth in lower-risk real-estate-secured loans, which have lower yields.

	2003	2002	2001
Average net interest margin
North America	8.43%	8.41%	7.93%
International	16.03%	18.01%	18.15%
Total	10.17%	10.72%	10.27%

        Revenues, net of interest expense, of $10.083 billion in 2003 increased $184 million or 2% from 2002. The increase in revenue reflected growth of $519 million or 9% in North America, partially offset by a decline of $335 million or 9% in International Consumer Finance. Revenue growth in North America was primarily driven by growth in receivables, which included the addition of the GSB auto portfolio, partially offset by declines in insurance-related revenue. In International Consumer Finance, the decline in revenue was primarily due to lower volumes and spreads in Japan, which was partially offset by the timing of acquisitions in 2002, the net effect of foreign currency translation, and growth in Asia. Revenues of $9.899 billion in 2002 increased $976 million or 11% from 2001, reflecting the impact of acquisitions in North America and Japan combined with volume-related growth in North America and EMEA.

        Operating expenses of $3.488 billion in 2003 increased $374 million or 12% from 2002, reflecting increases of $218 million or 12% in North America and $156 million or 13% in International Consumer Finance. The increase in operating expenses in North America was primarily due to increased volumes and the addition of the GSB auto portfolio, as well as increased staffing costs and collection and compliance expenses. The increase in operating expenses for International Consumer Finance reflected the impact of foreign currency translation, additional costs in Japan attributable to actions taken to restructure the business in response to the continued challenging business environment and the timing of acquisitions in the prior year, partially offset by expense savings from branch closings and headcount reductions in Japan. Operating expenses of $3.114 billion in 2002 decreased $330 million or 10% from 2001, mainly reflecting the benefits from the integration of Associates in the U.S., the absence of goodwill and other indefinite-lived intangible asset amortization, and the benefit of foreign currency translation.

        The provisions for benefits, claims, and credit losses were $3.727 billion in 2003, up from $3.294 billion in 2002 and $2.564 billion in 2001, primarily reflecting increases in Japan due to deteriorating credit conditions, the timing of acquisitions, and the impact of foreign currency translation, partially offset by a decline in policyholder benefits and claims in North America. Net credit losses and the related loss ratio were $3.517 billion and 3.88% in 2003, up from $3.026 billion and 3.69% in 2002 and $2.246 billion and 2.99% in 2001. In North America, net credit losses were $2.059 billion and the related loss ratio was 2.94% in 2003, compared to $1.865 billion and 3.00% in 2002 and $1.527 billion and 2.65% in 2001. The decrease in the ratio in 2003 was mainly driven by improvements in the real-estate-secured and auto portfolios, which were partially offset by increased loss rates in the personal loan portfolio. The increases in net credit losses and the related loss ratio in 2002 were mainly due to increases in the personal and auto loan portfolios in the U.S. Net credit losses in International Consumer Finance were $1.458 billion and the related loss ratio was 7.02% in 2003, up from $1.161 billion and 5.88% in 2002 and $719 million and 4.14% in 2001, primarily due to increased bankruptcy and contractual losses in Japan. The 2003 net credit loss ratio for International Consumer Finance was reduced by 56 basis points as a result of the change in treatment of adjustments and refunds as discussed above.

        Loans delinquent 90 days or more were $2.221 billion or 2.36% of loans at December 31, 2003, compared to $2.197 billion or 2.48% at December 31, 2002 and $2.269 billion or 2.92% at December 31, 2001. The decrease in the delinquency ratio in 2003 was primarily due to improvements in North America, partially offset by deterioration in Japan.

RETAIL BANKING

	2003	2002	2001
	In millions of dollars
Revenues, net of interest expense	$16,218	$13,981	$12,488
Operating expenses	8,865	7,702	6,946
Provisions for benefits, claims, and credit losses	1,376	1,755	1,645

Income before taxes and minority interest	5,977	4,524	3,897
Income taxes	1,884	1,589	1,408
Minority interest, after-tax	47	38	27

Net income	$4,046	$2,897	$2,462

Average assets (in billions of dollars)	$232	$187	$154
Return on assets	1.74%	1.55%	1.60%

        Retail Banking reported net income of $4.046 billion in 2003, up $1.149 billion or 40% from 2002. The increase in Retail Banking reflected growth in both North America and International Retail Banking net income of $829 million or 42% and $320 million or 36%, respectively. Growth in North America was primarily due to the acquisition of GSB, strong growth in customer volumes including mortgage originations as well as loan and deposit balances, combined with improved credit costs in Mexico and CitiCapital. The increase in International Retail Banking income reflected improvements in Argentina and growth in Asia and EMEA, which more than offset the prior-year gain on sale of the mortgage portfolio in Japan. Net income of $2.897 billion in 2002 grew $435 billion or 18% from 2001, reflecting the impact of acquisitions, revenue growth in Citibanking North America and Consumer Assets, and growth in International Retail Banking across all regions except Latin America, which was impacted by economic weakness in Argentina.

	2003	2002	2001
	In billions of dollars
Average customer deposits
North America	$153.4	$128.9	$68.3
International	86.2	78.8	78.0

Total average customer deposits	$239.6	$207.7	$146.3

Average loans
North America	$122.9	$97.6	$84.4
International	36.0	34.3	34.2

Total average loans	$158.9	$131.9	$118.6

        As shown in the preceding table, Retail Banking grew average customer deposits and average loans in 2003. The growth in North America average customer deposits and average loans of 19% and 26%, respectively, was largely driven by the acquisition of GSB. In addition, North America experienced customer deposit growth in Citibanking North America that was partially offset by the negative impact of foreign currency translation in Mexico. Average loan growth in North America also reflected higher mortgage and student loan balances in Consumer Assets that were partially offset by a decline in CitiCapital resulting from the liquidation of non-core portfolios, including the sale in 2003 of the $1.2 billion CitiCapital Fleet Services portfolio. International Retail Banking average customer deposits grew across all regions, except Latin America, and benefited from the impact of foreign currency translation. Average loans in International Retail Banking grew 5% as the impact of foreign currency translation and growth in installment loans, primarily in Germany, partially offset a decline in mortgage loans in all regions. Retail Banking growth in average customer deposits and average loans in 2002 primarily reflected the timing of the Banamex and GSB acquisitions as well as organic growth in North America.

        As shown in the following table, revenues, net of interest expense, of $16.218 billion in 2003 increased $2.237 billion or 16% from 2002. Revenues in North America grew $1.519 billion or 16%, primarily due to the acquisition of GSB and growth in Consumer Assets, Primerica and Mexico. Excluding the acquisition of GSB, growth in North America (excluding Mexico) was driven by the benefit of increased loan and deposit volumes, higher mortgage servicing and securitization income, and growth in fee revenues, which was partially offset by lower net funding and positioning spreads in Citibanking North America and the impact of the liquidation of non-core portfolios in CitiCapital. Revenue growth of $71 million or 4% in Primerica was driven by volume-related growth in insurance premiums and improved investment income. Revenues in Mexico increased $69 million or 4% as lower capital funding costs and growth in deposit volumes and spreads were partially offset by the negative impact of foreign currency translation and the net write-down of certain investments. International Retail Banking revenues increased $718 million or 17%, reflecting growth across all regions except Japan, which declined due to a $65 million gain on sale of the $2.0 billion mortgage portfolio in the prior year. Excluding Japan, growth reflected the net effect of foreign currency translation, increased loan volumes in EMEA, mainly in Germany, and strong investment and insurance product sales in Asia. The revenue increase in Latin America reflected improvements in Argentina resulting from lower losses and the release of reserves related to customer deposit liabilities and a decline in government-mandated inflation indexed accruals. These improvements were partially offset by a benefit in the prior year related to a change in the allocation of re-denomination losses among products based on the pesification decree issued by the Argentine government in February 2002. Revenues of $13.981 billion in 2002 grew $1.493 billion or 12% from 2001, reflecting the timing of acquisitions in North America, organic growth in Citibanking North America, Consumer Assets, EMEA, Japan, and Asia, and was partially offset by the impact of events in Argentina.

	2003	2002	2001
	In millions of dollars
Revenues, net of interest expense
Citibanking North America, Consumer Assets, and CitiCapital	$7,348	$5,969	$5,401
Primerica Financial Services	2,088	2,017	1,947
Mexico	1,792	1,723	872

North America	11,228	9,709	8,220
EMEA	2,387	1,954	1,648
Japan	451	496	438
Asia	1,652	1,457	1,414
Latin America	500	365	768

International	4,990	4,272	4,268

Total revenues, net of interest expense	$16,218	$13,981	$12,488

        Operating expenses of $8.865 billion in 2003 increased $1.163 billion or 15% from 2002, reflecting increases in North America and in International Retail Banking. In North America, the growth of $810 million or 15% was mainly driven by the addition of GSB and volume-related increases in Consumer Assets, as well as investments in technology. Expense growth in North America was reduced by the impact of foreign currency translation in Mexico. International Retail Banking expenses increased $353 million or 14%, reflecting the impact of foreign currency translation, higher sales commissions and increased investment spending, including costs associated with branch and sales-force expansion, higher advertising, investments in technology and repositioning costs in Latin America and EMEA. Operating expenses in 2002 were up $756 million or 11% compared to 2001, primarily reflecting the impact of acquisitions and other volume-related increases.

        The provisions for benefits, claims, and credit losses were $1.376 billion in 2003, down from $1.755 billion in 2002 and $1.645 billion in 2001, reflecting a lower provision for credit losses. The decrease in the provision for credit losses in 2003 was mainly due to lower credit costs in Mexico, including a credit recovery of $64 million in 2003, and in CitiCapital, which benefited from the liquidation of non-core portfolios. The provision for credit losses in 2003 also included a $57 million net reduction in the allowance for credit losses in Argentina due to improvement in credit experience and lower portfolio volumes that was essentially offset by additions to the allowance for credit losses in Germany. In 2002, the provision for credit losses included a $108 million provision related to Argentina. The increase in the provisions in 2002 compared to 2001 was also due to the inclusion of a full year for Banamex, combined with the impact of loan growth and higher net credit losses. Net credit losses (excluding Commercial Markets) were $614 million and the related loss ratio was 0.52% in 2003, compared to $644 million and 0.71% in 2002 and $543 million and 0.68% in 2001. The decrease in net credit losses (excluding Commercial Markets) in 2003 was mainly due to improvements in Mexico, partially offset by higher write-downs of the Argentina compensation note that were written down against previously established reserves. Commercial Markets net credit losses were $462 million and the related loss ratio was 1.09% in 2003, compared to $712 million and 1.76% in 2002 and $823 million and 2.14% in 2001. The decline in Commercial Markets net credit losses was mainly due to improvement in CitiCapital and, in the 2003 comparison, a recovery in Mexico.

        Loans delinquent 90 days or more (excluding Commercial Markets) were $3.802 billion or 3.07% of loans at December 31, 2003, compared to $3.647 billion or 3.18% at December 31, 2002 and $2.755 billion or 3.31% at December 31, 2001. The increase in delinquent loans in 2003 was primarily due to the impact of foreign currency translation combined with increases in Germany, and was partly offset by declines in Consumer Assets, Asia and Argentina. The increase in delinquent loans in 2002 was mainly in Consumer Assets and reflected the addition of GSB and a higher level of buybacks from GNMA pools where credit risk is maintained by government agencies.

        Cash-basis loans in Commercial Markets were $1.350 billion or 3.38% of loans at December 31, 2003, compared to $1.299 billion or 2.90% at December 31, 2002 and $1.301 billion or 3.13% at December 31, 2001. The increase in cash-basis loans in 2003 primarily reflected increases in the vehicle leasing and transportation portfolios in CitiCapital and was offset in part by improvements and foreign currency translation in Mexico.

        Average assets of $232 billion in 2003 increased $45 billion from 2002, which, in turn, increased $33 billion from 2001. The increases in 2003 and 2002 primarily reflected the impact of acquisitions combined with growth in loans.

OTHER CONSUMER

	2003	2002	2001
	In millions of dollars
Revenues, net of interest expense	$59	$142	$(102)
Operating expenses	256	392	316
Provisions for benefits, claims, and credit losses	—	—	(88)

Income before tax benefits	(197)	(250)	(330)
Income tax benefits	(73)	(96)	(113)

Net loss	$(124)	$(154)	$(217)

        Other Consumer—which includes certain treasury and other unallocated staff functions, global marketing and other programs—reported losses of $124 million, $154 million, and $217 million in 2003, 2002, and 2001, respectively. Included in the 2002 results was a $52 million after-tax gain resulting from the disposition of an equity investment in EMEA, a $25 million after-tax release of a reserve related to unused travelers checks in a non-core business, and gains from the sales of buildings in Asia. Excluding these items, the reduction in losses in 2003 was primarily due to prior-year legal costs in connection with settlements reached during 2002, and lower capital funding and global marketing costs in 2003. The reduction in losses in 2002 from 2001 primarily related to lower capital funding costs.

        Revenues, expenses, and the provision for benefits, claims, and credit losses reflect offsets to certain line-item reclassifications reported in other Global Consumer operating segments.

GLOBAL CORPORATE AND INVESTMENT BANK

	2003	2002	2001
	In millions of dollars
Revenues, net of interest expense	$20,021	$19,165	$19,508
Operating expenses	11,455	12,093	11,905
Provision for credit losses	732	2,255	844

Income before taxes and minority interest	7,834	4,817	6,759
Income taxes	2,426	1,620	2,375
Minority interest, after-tax	37	25	26

Net income	$5,371	$3,172	$4,358

        Global Corporate and Investment Bank (GCIB) reported net income of $5.371 billion, $3.172 billion, and $4.358 billion in 2003, 2002, and 2001, respectively. The increase in 2003 net income reflects increases of $1.376 billion in Other Corporate, primarily reflecting the absence of a $1.3 billion after-tax charge in 2002 related to the establishment of reserves for regulatory settlements and related civil litigation, $647 million or 16% in Capital Markets and Banking, and $176 million or 31% in Transaction Services. The decrease in 2002 net income reflects a decrease of $1.427 billion in Other Corporate, offset by increases of $136 million or 4% in Capital Markets and Banking and $105 million or 23% in Transaction Services.

        Capital Markets and Banking net income of $4.642 billion in 2003 increased $647 million or 16% compared to 2002, primarily reflecting a lower provision for credit losses, increases in Fixed Income and the absence of prior-year redenomination losses in Argentina, partially offset by mark-to-market losses on credit derivatives (which serve as an economic hedge for the loan portfolio) as credit spreads tightened. Net income of $3.995 billion in 2002 increased $136 million or 4% compared to 2001, reflecting lower compensation and benefits, increases in Sales and Trading and Fixed Income, mark-to-market gains on credit derivatives associated with the loan portfolio, 2001 restructuring charges of $121 million (after-tax), and the benefit from the absence of goodwill and other indefinite-lived intangible asset amortization. The increase was partially offset by a higher provision for credit losses, redenomination losses in Argentina, and lower business volumes in Investment Banking and Equities.

        Transaction Services net income of $745 million in 2003 increased $176 million or 31% from 2002, primarily due to a lower provision for credit losses, the benefit of lower taxes due to the application of APB 23 indefinite investment criteria and business consolidation, as well as lower expenses resulting from expense control initiatives. Transaction Services net income of $569 million in 2002 increased $105 million or 23% from 2001, primarily due to the impact of expense control initiatives, higher business volumes and investment gains in Europe and Asia, partially offset by trade finance write-offs in Argentina.

        The increase in Other Corporate in 2003 was primarily due to the absence of a $1.3 billion after-tax charge in 2002 related to the establishment of reserves for regulatory settlements and related civil litigation. The resulting decline in Other Corporate in 2002 was partially offset by a $52 million after-tax gain resulting from the disposition of a portion of an equity investment in EMEA.

        The businesses of GCIB are significantly affected by the levels of activity in the global capital markets which, in turn, are influenced by macro-economic and political policies and developments, among other factors, in approximately 100 countries in which the businesses operate. Global economic and market events can have both positive and negative effects on the revenue performance of the businesses and can affect credit performance.

GCIB Net Income—Regional View

	2003	2002	2001
	In millions of dollars
North America (excluding Mexico)	$2,542	$1,011	$1,943
Mexico	407	423	199
EMEA	919	755	790
Japan	162	124	120
Asia (excluding Japan)	775	728	712
Latin America	566	131	594

Net income	$5,371	$3,172	$4,358

        GCIB net income increased in 2003 primarily due to increases in North America (excluding Mexico), Latin America, and EMEA. North America (excluding Mexico) net income increased $1.531 billion, primarily due to the absence of a $1.3 billion after-tax charge in 2002 related to the establishment of reserves for regulatory settlements and related civil litigation. Additional increases in North America (excluding Mexico) resulted from a lower provision for credit losses and increases in Fixed Income, which were partially offset by mark-to-market losses in credit derivatives and lower deal volume. Latin America increased $435 million in 2003, primarily due to the absence of prior-year redenomination losses, provisions, and write-downs in Argentina. EMEA net income increased $164 million in 2003, primarily due to increases in Fixed Income, partially offset by a higher provision for credit losses associated with a single European counterparty.

CAPITAL MARKETS AND BANKING

	2003	2002	2001
	In millions of dollars
Revenues, net of interest expense	$16,445	$15,744	$16,065
Operating expenses	8,910	7,671	9,212
Provision for credit losses	738	2,046	823

Income before taxes and minority interest	6,797	6,027	6,030
Income taxes	2,118	2,008	2,153
Minority interest, after-tax	37	24	18

Net income	$4,642	$3,995	$3,859

        Capital Markets and Banking reported net income of $4.642 billion in 2003 compared to $3.995 billion in 2002 and $3.859 billion in 2001. Net income increased $647 million or 16% during 2003, primarily due to a lower provision for credit losses, increases in Fixed Income, and the absence of prior-year redenomination losses in Argentina, partially offset by mark-to-market losses on credit derivatives as credit spreads tightened and declines in Sales and Trading (due to lower positioning gains). Net income of $3.995 billion in 2002 increased $136 million or 4% compared to 2001, reflecting lower compensation and benefits, increases in Sales and Trading and Fixed Income, mark-to-market gains on credit derivatives associated with the loan portfolio, 2001 restructuring charges of $121 million (after-tax), and the benefit from the absence of goodwill and other indefinite-lived intangible asset amortization. The increase was partially offset by a higher provision for credit losses, redenomination losses in Argentina, and lower business volumes in Investment Banking and Equities.

        Revenues, net of interest expense, of $16.445 billion in 2003 increased $701 million or 4% from 2002. Revenue growth in 2003 was driven by increases in Fixed Income and the absence of prior-year redenomination losses and write-downs of sovereign securities in Argentina, partially offset by mark-to-market losses on credit derivatives as credit spreads tightened, declines in Sales and Trading, and lower business volumes in Equities. Fixed Income growth was primarily due to higher originations and trading as companies took advantage of the low interest rate environment. Revenues, net of interest expense, of $15.744 billion in 2002 decreased $321 million or 2% from 2001, primarily reflecting redenomination losses and write-downs of sovereign securities in Argentina and declines in Investment Banking and Equities, partially offset by growth in Sales and Trading and Fixed Income, mark-to-market gains on credit derivatives associated with the loan portfolio, a gain on sale of interests in certain European market exchanges, and the acquisition of Banamex.

        Operating expenses were $8.910 billion in 2003 compared to $7.671 billion in 2002 and $9.212 billion in 2001. Operating expenses increased $1.239 billion or 16% in 2003 compared to 2002, primarily due to increased compensation and benefits, which is impacted by the revenue and credit performance of the business. The increase in 2003 also reflects costs associated with the repositioning of the Company's business in Latin America (primarily severance-related) and higher legal fees. Operating expenses decreased $1.541 billion or 17% in 2002 compared to 2001, primarily due to lower compensation and benefits, expense rationalization initiatives, a benefit from the absence of goodwill and other indefinite-lived intangible asset amortization of $69 million (pretax), and 2001 restructuring charges of $200 million (pretax), partially offset by severance-related charges. Compensation and benefits decreased, primarily reflecting lower incentive compensation, which is impacted by the revenue and credit performance of the business, and savings from restructuring actions initiated in 2001.

        The provision for credit losses was $738 million in 2003 compared to $2.046 billion in 2002 and $823 million in 2001. The provision for credit losses decreased $1.308 billion in 2003, primarily due to the absence of prior-year provisions for Argentina and exposures in the energy and telecommunications industries, as well as reserve releases reflecting improved credit trends, partially offset by the provision of $338 million for credit losses related to exposure to a single European counterparty. The increase in 2002 primarily reflects higher provisions for exposures in the energy and telecommunications industries and in Argentina.

        Cash-basis loans were $3.263 billion, $3.423 billion, and $2.423 billion at December 31, 2003, 2002, and 2001, respectively. The decrease in 2003 is primarily due to decreases to corporate borrowers in Argentina and New Zealand, as well as reductions in the telecommunications industry, partially offset by the reclassification of cash-basis loans ($248 million) in Mexico from Transaction Services to Capital Markets and Banking and increases in exposure to a single European counterparty and the energy industry. The increase in 2002 primarily reflects increases in the energy and telecommunications industries, as well as corporate borrowers in Argentina, Brazil, Thailand, and Australia.

TRANSACTION SERVICES

	2003	2002	2001
	In millions of dollars
Revenues, net of interest expense	$3,588	$3,638	$3,646
Operating expenses	2,556	2,583	2,874
Provision for credit losses	(6)	209	21

Income before taxes and minority interest	1,038	846	751
Income taxes	293	276	279
Minority interest, after-tax	—	1	8

Net income	$745	$569	$464

        Transaction Services reported net income of $745 million in 2003, up $176 million or 31% from 2002, primarily due to a lower provision for credit losses, the benefit of lower taxes due to the application of APB 23 indefinite investment criteria, business consolidation, and lower expenses resulting from expense control initiatives. Net income of $569 million in 2002 increased $105 million or 23% from 2001, primarily due to the impact of expense control initiatives, higher business volumes and investment gains in Europe and Asia, partially offset by trade finance write-offs in Argentina.

        As shown in the following table, average liability balances and assets under custody experienced growth in 2003 and 2002. Average liability balances of $99 billion, $85 billion and $77 billion in 2003, 2002, and 2001, respectively, primarily reflected growth in Europe and Asia. Assets under custody increased 25% to $6.4 trillion in 2003 and 6% to $5.1 trillion in 2002, primarily reflecting market appreciation and increases in customer volumes.

	2003	2002	2001
Liability balances (average in billions)	$99	$85	$77
Assets under custody (EOP in trillions)	$6.4	$5.1	$4.8

        Revenues, net of interest expense, decreased $50 million to $3.588 billion in 2003, due to lower spreads reflecting the low interest rate environment in 2003 and price compression, as well as higher capital funding cost. The decline was partially offset by increased business volumes reflected by higher liability balances, gains on the early termination of intracompany deposits (which were offset in Capital Markets and Banking), and a benefit from foreign exchange currency translation. Revenues, net of interest expense, were $3.638 billion in 2002, down $8 million from 2001, primarily due to spread compression and higher capital funding costs, partially offset by higher business volumes, including the partial-year benefit of the Banamex acquisition, and investment gains in Europe and Asia.

        Operating expenses decreased $27 million or 1% in 2003 to $2.556 billion from $2.583 billion in 2002, primarily reflecting expense control initiatives. The decrease in operating expenses in 2003 was partially offset by costs associated with the repositioning of the Company's business in Latin America, primarily severance-related, and investment spending related to higher business volumes and integration costs associated with new business relationships. Operating expenses of $2.583 billion in 2002 decreased $291 million or 10% from $2.874 billion in 2001, primarily reflecting expense control initiatives across all regions and operational efficiency improvements resulting from prior-year investments in technology initiatives.

        The provision for credit losses was ($6) million, $209 million, and $21 million in 2003, 2002, and 2001, respectively. The provision for credit losses decreased by $215 million from 2002, primarily due to prior-year write-offs in Argentina and reserve releases reflecting improved credit trends. The reduction in credit costs was partially offset by 2003 provisions for selected borrowers in Brazil and a single European counterparty.

        Cash-basis loans, which were primarily trade finance receivables in the Transaction Services business were $156 million, $572 million, and $464 million at December 31, 2003, 2002, and 2001, respectively. Cash-basis loans decreased $416 million in 2003, primarily due to a reclassification of cash-basis loans ($248 million) in Mexico from Transaction Services to Capital Markets and Banking, along with charge-offs in Argentina and Poland. The increase in 2002 was primarily due to an increase in trade finance receivables in Argentina and Brazil.

OTHER CORPORATE

	2003	2002	2001
	In millions of dollars
Revenues, net of interest expense	$(12)	$(217)	$(203)
Operating expenses	(11)	1,839	(181)

Loss before income taxes (benefits)	(1)	(2,056)	(22)
Income taxes (benefits)	15	(664)	(57)

Net income (loss)	$(16)	$(1,392)	$35

        Other Corporate—which includes intra-GCIB segment eliminations, certain one-time non-recurring items, and tax amounts not allocated to GCIB products—reported a net loss of $16 million in 2003 compared to a net loss of $1.392 billion in 2002, primarily reflecting a $1.3 billion after-tax charge related to the establishment of reserves for regulatory settlements and related civil litigation. Net income of $35 million in 2001 was a result of gains on building sales in Asia and the release of a rent reserve in 2001 that was no longer required.

PRIVATE CLIENT SERVICES

	2003	2002	2001
	In millions of dollars
Revenues, net of interest expense	$5,844	$5,865	$6,132
Operating expenses	4,567	4,555	4,711
Provision for credit losses	1	6	4

Income before taxes	1,276	1,304	1,417
Income taxes	484	483	512

Net income	$792	$821	$905

        Private Client Services reported net income of $792 million in 2003 compared to $821 million in 2002 and $905 million in 2001. Private Client Services net income decreased $29 million or 4% during 2003, primarily due to lower earnings on capital, a higher effective tax rate and increased legal, advertising and marketing costs. Net income in 2002 declined $84 million or 9% compared to 2001, primarily due to lower asset-based fee revenue, a decline in net interest revenue on securities-based lending, and lower transaction volumes, which were partially offset by lower production-related compensation and the impact of continued expense control initiatives.

        Revenues, net of interest expense, decreased $21 million in 2003 to $5.844 billion, primarily due to lower earnings on capital, decreases in asset-based revenue, reflecting declines in fees from managed accounts and lower net interest revenue on security-based lending, partially offset by increased transactional revenue. The decrease in managed account revenue reflects a change in client asset mix during 2003. Revenues, net of interest expense, decreased $267 million or 4% in 2002 to $5.865 billion, primarily due to declines in fees from managed accounts, lower net interest revenue on security-based lending, and lower customer transaction volumes.

        Total assets under fee-based management were $209 billion, $158 billion, and $185 billion as of December 31, 2003, 2002, and 2001, respectively. The increase in 2003 was primarily due to positive net flows and higher equity market values, while the decrease in 2002 primarily reflects a decline in market values. Total client assets, including assets under fee-based management of $1.068 trillion in 2003, increased $177 billion or 20% from $891 billion in 2002, which in turn decreased $76 billion from 2001. The increase in 2003 is primarily due to higher equity market values and positive net flows of $28 billion, while the decrease in 2002 primarily reflects market depreciation, partially offset by positive net flows of $34 billion. Balances in Smith Barney's Bank Deposit Program totaled $41 billion in 2003, which remained flat from 2002. Private Client Services had 12,207 financial consultants as of December 31, 2003, compared with 12,690 as of December 31, 2002 and 12,927 as of December 31, 2001. Annualized revenue per financial consultant of $475,000 in 2003 increased 3% from $459,000 in 2002, which in turn decreased 4% from $480,000 in 2001.

        The following table details trends in total assets under fee-based management, total client assets and annualized revenue per financial consultant:

	2003	2002	2001
	In billions of dollars
Consulting group and internally managed accounts	$137	$106	$126
Financial consultant managed accounts	72	52	59

Total assets under fee-based management(1)	209	158	185

Private Client assets	912	762	848
Other investor assets within Citigroup Global Markets	156	129	119

Total Private Client assets(1)	$1,068	$891	$967

Annualized revenue per FC (in thousands of dollars)	$475	$459	$480

(1)
Includes assets managed jointly with Citigroup Asset Management.

        Operating expenses increased $12 million in 2003 to $4.567 billion from $4.555 billion in 2002, which in turn decreased $156 million or 3% from $4.711 billion in 2001. The increase in 2003 primarily reflects higher legal and advertising and marketing costs. The decrease in 2002 is mainly due to lower production-related compensation resulting from a decline in revenue combined with the impact of expense control initiatives.

GLOBAL INVESTMENT MANAGEMENT

	2003	2002	2001
	In millions of dollars
Revenues, net of interest expense	$8,641	$7,514	$7,706
Operating expenses	3,119	2,697	2,712
Provisions for benefits, claims, and credit losses	3,173	2,744	2,768

Income before taxes and minority interest	2,349	2,073	2,226
Income taxes	670	618	753
Minority interest, after-tax	12	1	28

Net income	$1,667	$1,454	$1,445

        Global Investment Management reported net income of $1.667 billion in 2003, which was up $213 million or 15% from 2002. Life Insurance and Annuities net income of $792 million in 2003 increased $150 million compared to 2002, reflecting a $232 million or 40% increase in Travelers Life and Annuity (TLA) to $813 million, partially offset by a decrease of $82 million in International Insurance Manufacturing (IIM). The increase in TLA's income was primarily driven by higher net realized insurance investment portfolio gains of $236 million, higher business volumes, and lower taxes, partially offset by higher deferred acquisition cost (DAC) amortization and reduced investment yields. The IIM net loss of $21 million in 2003 represented a decrease in income of $82 million from 2002, driven by impairments of Argentina Government Promissory Notes (GPNs) of $114 million and the impact of certain liability restructuring actions taken in the Argentina voluntary annuity business of $20 million, partially offset by increases in Asia of $24 million and Mexico of $24 million. Private Bank net income of $551 million in 2003 was up $90 million or 20% from 2002, primarily reflecting increased investment management and capital markets activity, lending activity, and a lower provision for credit losses, partially offset by higher expenses, reflecting incentive compensation expense associated with higher revenues and higher other employee-related costs, and the impact of narrowing interest rate spreads. Asset Management net income of $324 million in 2003 was down $27 million or 8% from 2002, primarily reflecting the impact of impairments in Argentina and reduced fee revenues, partially offset by the cumulative impact of positive net flows, lower expenses and lower capital funding costs in Mexico.

        Global Investment Management net income of $1.454 billion in 2002 increased $9 million or 1% from 2001. Life Insurance and Annuities net income of $642 million in 2002 decreased $211 million or 25% from 2001, primarily related to higher net realized insurance investment portfolio losses and lower investment yields in 2002, partially offset by the impact of the Banamex acquisition and higher business volumes. Private Bank net income of $461 million in 2002 was up $103 million or 29% from 2001, reflecting increased client revenues, the impact of lower interest rates, and the benefit of lower taxes due to the application of APB 23 indefinite investment criteria, partially offset by increased expenses to expand front-end sales and servicing capabilities. Asset Management income of $351 million in 2002 was up $117 million or 50% from 2001, driven by the full-year impact of the Banamex acquisition, the cumulative impact of positive flows, and lower expenses including the absence of goodwill and indefinite-lived intangible asset amortization in 2002. These increases were partially offset by negative market action, the cumulative impact of outflows of U.S. Retail Money Market funds to the Smith Barney Bank Deposit Program, and declines in the Latin America retirement services businesses due to the 2002 economic conditions in Argentina.

        The table below shows net income by region for Global Investment Management:

Global Investment Management Net Income—Regional View

	2003	2002	2001
	In millions of dollars
North America (excluding Mexico)	$1,332	$1,099	$1,198
Mexico	203	130	23
EMEA	4	19	35
Japan	89	56	34
Asia (excluding Japan)	168	113	82
Latin America	(129)	37	73

Net income	$1,667	$1,454	$1,445

        Global Investment Management net income increased $213 million in 2003 from the prior year, primarily driven by increases in North America, Mexico, Asia, and Japan, partially offset by declines in Latin America and EMEA. North America net income of $1.332 billion in 2003 increased $233 million from 2002, resulting from higher Life Insurance and Annuities results of $236 million, primarily the result of improved net realized insurance investment portfolio gains/(losses) of $240 million. Mexico net income of $203 million in 2003 increased $73 million from 2002, primarily reflecting an increase of $29 million in Asset Management (lower capital funding costs, higher business volumes and the impact of a lower tax rate), an increase of $24 million in Life Insurance and Annuities (higher business volumes and the impact of a lower tax rate), and an increase of $20 million in Private Bank (higher client trading revenues). Asia net income of $168 million in 2003 increased $55 million from 2002, primarily driven by lower taxes due to the application of APB 23 indefinite investment criteria in Life Insurance and Annuities, as well as higher client trading and performance fee revenues in Private Bank. Japan net income in 2003 of $89 million increased $33 million from 2002, primarily related to increased client trading and lending activity in Private Bank. Latin America net loss of $129 million in 2003 represented a decrease in income of $166 million from 2002, reflecting actions taken in Argentina in Life Insurance and Annuities and Asset Management in 2003. EMEA net income of $4 million in 2003 decreased $15 million from 2002, primarily due to higher employee-related expenses including severance in Private Bank.

LIFE INSURANCE AND ANNUITIES

	2003	2002	2001
	In millions of dollars
Revenues, net of interest expense	$5,012	$4,115	$4,405
Provision for benefits and claims	3,162	2,726	2,745
Operating expenses	788	501	395

Income before taxes and minority interest	1,062	888	1,265
Income taxes	270	246	402
Minority interest, after-tax	—	—	10

Net income	$792	$642	$853

        Life Insurance and Annuities comprises Travelers Life and Annuity (TLA) and International Insurance Manufacturing (IIM).

        Life Insurance and Annuities reported net income of $792 million in 2003, a $150 million or 23% increase from $642 million in 2002. The $150 million increase was driven by a $232 million increase in TLA, partially offset by an $82 million decrease in IIM. The $150 million increase reflects lower net realized insurance investment portfolio losses of $187 million, higher business volumes, and the impact of lower taxes. These increases were partially offset by certain asset impairments and other actions taken in Argentina, an increase in benefits and claims related to business volume growth, an increase in operating expenses driven by higher deferred acquisition cost (DAC) amortization, and the impact of lower retained investment margins. Net income in 2002 of $642 million decreased $211 million or 25% from $853 million in 2001, driven by a decrease of $247 million in TLA, partially offset by an increase in IIM of $36 million. The $211 million decrease from 2001 is primarily related to net realized insurance investment portfolio losses of $219 million in 2002 compared with net realized insurance investment portfolio gains of $35 million in 2001 and lower investment yields in 2002, partially offset by the impact of the Banamex acquisition and higher business volumes.

        TLA's net income was $813 million in 2003 as compared to $581 million in 2002, an increase of $232 million. The $232 million increase primarily resulted from higher net realized insurance investment portfolio gains of $236 million, largely resulting from the absence of prior-year impairments relating to investments in WorldCom Inc. and the energy sector. The 2003 results included a decline of $17 million, which resulted from increased DAC amortization and reduced investment yields, partially offset by higher business volumes and fee revenues, and higher tax benefits related to adjustments to the separate account Dividends Received Deduction of $51 million. TLA's 2002 net income decreased $247 million to $581 million from $828 million in 2001. The decline was primarily driven by higher net realized insurance investment portfolio losses in 2002 of $249 million and decreased retained investment margins as a result of lower fixed income investment earnings and declining equity markets, partially offset by strong volumes in the group annuity and individual life insurance businesses.

        The following table shows the major invested asset balances by type as of December 31, and the associated net investment income and yields for the years ending December 31:

	2003	2002	2001
	In millions of dollars
Fixed maturities	$40,596	$35,290	$30,044
Equity investments	2,371	2,065	1,959
Real estate	2,242	2,411	2,594

Total invested assets	$45,209	$39,766	$34,597
Net investment income	$2,637	$2,570	$2,571

Investment yield	6.48%	7.02%	8.08%

        TLA's NII of $2.637 billion in 2003 increased $67 million or 3% over 2002 despite overall rate deterioration, and was driven by increased volumes resulting from the $5.443 billion increase in the invested asset base, as well as risk arbitrage activity. The rate deterioration was driven by lower fixed income yields, which suffered from the lower interest rate environment and prior-year credit issues. Net investment income in 2002 was flat compared to 2001, with the rate deterioration largely offsetting higher business volumes. During 2002, fixed maturities suffered from the lower rate environment and credit issues, while lower equity investment returns were largely offset by growth in real estate income. Real estate is primarily comprised of mortgage loan investments and real estate joint ventures, which performed well in 2002 with notable commercial sales.

        The amortization of capitalized DAC is a significant component of TLA expenses. TLA's recording of DAC varies based upon product type. DAC for deferred annuities, both fixed and variable, and payout annuities employs a level yield methodology as per SFAS 91. DAC for universal life (UL) and COLI are amortized in relation to estimated gross profits as per SFAS 97, and traditional life and health insurance products are amortized in relation to anticipated premiums as per SFAS 60. The following is a roll forward of capitalized DAC by type:

	Deferred and payout annuities	UL and COLI	Other	Total
	In millions of dollars
Balance Jan. 1, 2002	$1,175	$441	$106	$1,722

Deferred expenses and other	352	175	26	553
Amortization expense	(147)	(24)	(20)	(191)
Underlying lapse and interest rates adjustment	22	—	—	22
Amortization related to SFAS 91 reassessment	(11)	—	—	(11)

Balance Dec. 31, 2002	1,391	592	112	2,095
Deferred expenses and other	343	222	23	588
Amortization expense	(220)	(35)	(20)	(275)

Balance Dec. 31, 2003	$1,514	$779	$115	$2,408

        DAC capitalization increased 6% during 2003, driven by the increase in UL and COLI, which is consistent with the increase in premiums and deposits for those lines of business. The increase in amortization expense in 2003 was primarily driven by deferred annuities. During the first quarter of 2002, there was a one-time decrease in deferred annuity DAC amortization of $22 million due to changes in underlying lapse and interest rate assumptions. In contrast to equity market performance differences, these adjustments are to be treated retrospectively as per SFAS 91 by adjusting the DAC asset through amortization expense and employing the new assumptions prospectively. In the fourth quarter of 2002, TLA increased its deferred annuities DAC amortization by $11 million due to a significant decline in its individual annuity account balances and benefit reserves, largely resulting from negative market action of $3.7 billion. Under SFAS 91, variances in expected versus actual market returns are treated prospectively, resulting in a new amortization pattern over the remaining estimated life of the business. The new amortization pattern was the primary driver of the increase in DAC amortization expense in 2003. The 2003 UL and COLI amortization also increased 46% over 2002, primarily due to volume growth.

        IIM's net loss of $21 million in 2003 represented a decrease in income of $82 million from net income of $61 million in 2002, primarily resulting from a decrease in Latin America of $140 million, partially offset by increases in Asia of $24 million and in Mexico of $24 million. The $140 million decrease in Latin America was primarily driven by impairments of GPNs of $114 million and the impact of certain liability restructuring actions taken in the Argentina voluntary annuity business of $20 million. The GPN impairment was the result of an Argentine government decree, which required the mandatory exchange (the Exchange) of existing GPNs to Argentine government bonds denominated in U.S. dollars. Upon the Exchange, the assets were considered impaired and written down to fair market value based on prevailing market prices on the decree date. Certain GPNs, which were held in general accounts, were considered impaired through recognition as an insurance investment portfolio loss ($56 million). The impact of these items on the 2003 decline in income was partially offset by an Amparos charge recorded by the Company in 2002 relating to Siembra's voluntary annuity business in the amount of $21 million. See "Impact from Argentina's Economic Changes" under "Events in 2003" and "Significant Accounting Policies and Significant

Estimates" relating to Argentina in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 for a further discussion of these actions. The $24 million increase in Asia was driven by the benefit of lower taxes due to the application of APB 23 indefinite investment criteria, while the $24 million increase in Mexico was the result of higher business volumes and the impact of a lower tax rate.

        IIM's net income of $61 million in 2002 was an increase of $36 million over 2001, primarily reflecting a $19 million increase in Mexico due to the full-year impact of the Banamex acquisition, a $16 million increase in Latin America, and a $15 million increase in Asia, partially offset by lower results in EMEA and Japan. The increase in Asia primarily represents increased investment income and business volume growth. The increase in Latin America primarily represents lower benefits and claims expense due to 2001 changes in Argentine regulations, foreign exchange gains on U.S. dollar-denominated investments, write-downs of Argentine GPNs in 2001, and the net impact of the Amparos and other reserve activity. The 2001 fourth quarter included a net charge for the write-down of Argentine GPNs held in the Siembra insurance companies, which were held in support of existing contractholders' liabilities. The decline in Japan and EMEA earnings primarily resulted from start-up operations in these regions.

Travelers Life and Annuity

        The majority of the annuity business and a substantial portion of the life business written by TLA are accounted for as investment contracts, such that the premiums are considered deposits and are not included in revenues. Combined net written premiums and deposits is a non-GAAP financial measure that management uses to measure business volumes, and may not be comparable to similarly captioned measurements used by other life insurance companies.

        The following table shows combined net written premiums and deposits, which is a non-GAAP financial measure, by product line, for the three years ended December 31:

	2003	2002	2001
	In millions of dollars
Individual annuities
Fixed	$544	$1,294	$1,148
Variable	4,002	4,081	4,972
Individual payout	56	58	59

Total individual annuities(1)	4,602	5,433	6,179
GICs and other group annuities(2)	7,402	6,292	7,068
Individual life insurance
Direct periodic premiums and deposits	826	771	652
Single premium deposits	405	285	208
Reinsurance	(139)	(113)	(96)

Total individual life insurance(3)	1,092	943	764

Total	$13,096	$12,668	$14,011

(1)
Includes $4.6 billion, $5.4 billion and $6.2 billion of deposits in 2003, 2002, and 2001, respectively.

(2)
Includes $6.5 billion, $5.7 billion and $6.3 billion of deposits in 2003, 2002, and 2001, respectively.

(3)
Includes $1.0 billion, $0.8 billion and $0.7 billion of deposits in 2003, 2002, and 2001, respectively.

Individual annuity net written premiums and deposits decreased 15% to $4.602 billion in 2003 from $5.433 billion in 2002, primarily driven by a 58% decline in fixed annuity sales due to competitive pressures and current market perception of fixed rate policies. Variable annuity sales declined slightly in 2003, primarily driven by the continuation in the first half of 2003 of the weak equity market conditions from 2002. The sales decline in the first half of the year was partially offset by an increase in sales in the second half of the year as equity market conditions improved. Net written premiums and deposits decreased 12% in 2002 to $5.433 billion from $6.179 billion in 2001. The decrease was driven by a decline in variable annuity sales due to declining equity market conditions, but was partially offset by strong fixed annuity sales increases over the prior-year period.

        Individual annuity account balances and benefit reserves were $33.8 billion at December 31, 2003, up from $28.4 billion at December 31, 2002 and $30.0 billion at December 31, 2001. The $5.4 billion or 19% increase in 2003 from 2002 was driven by $4.1 billion in market appreciation of variable annuity investments subsequent to December 31, 2002 and $1.3 billion of net sales from good in-force policy retention. The $1.6 billion or 5% decline in account balances and benefit reserves in 2002 from 2001 was due to a $3.7 billion decrease in market values of variable annuities subsequent to December 31, 2001, partially offset by $2.2 billion in net sales from strong in-force policy retention.

        Group annuity net written premiums and deposits (excluding the Company's employee pension plan deposits) grew $1.1 billion to $7.402 billion in 2003. This 18% increase reflects higher variable and fixed rate Guaranteed Investment Contract (GIC) sales, including $1.0 billion in fixed GIC sales to one customer. This increase was also driven by group payout annuity sales, which increased $396 million or 54%, primarily related to several large pension close-out contracts and a $106 million or 21% increase in structured settlement deposits. In 2002, net written premiums and deposits decreased $776 million from 2001, reflecting lower fixed GIC and large case employer pension sales. The decline in fixed GIC net written premiums and deposits reflects lower European Medium Term Note sales due to market conditions in 2002. Group Annuity account balances and benefit reserves were $25.2 billion at December 31, 2003, $22.3 billion at December 31, 2002, and $21.0 billion at December 31, 2001, reflecting the continued strong GIC and employer sponsored payout sales.

        Net written premiums and deposits for the individual life insurance business were $1.092 billion in 2003, a 16% increase over 2002. This increase was driven by a 42% increase in single premium sales and a 7% increase in periodic premium sales, primarily from new sales by the independent agent and high-end estate planning channels, partially offset by a 43% decrease in COLI sales. Net written premiums and deposits of $943 million in 2002 increased 23% over 2001, primarily driven by increased independent agent and high-end estate planning sales and COLI sales. Life insurance in force was $89.3 billion, $82.0 billion, and $75.0 billion at December 31, 2003, 2002, and 2001, respectively.

PRIVATE BANK

	2003	2002	2001
	In millions of dollars
Revenues, net of interest expense	$1,996	$1,701	$1,526
Operating expenses	1,183	1,007	946
Provision for credit losses	11	18	23

Income before taxes	802	676	557
Income taxes	251	215	199

Net income	$551	$461	$358

Average assets (in billions of dollars)	$38	$29	$26
Return on assets	1.45%	1.59%	1.38%

Client business volumes under management (in billions of dollars)	$195	$170	$159

        Private Bank reported net income of $551 million in 2003, up $90 million or 20% from 2002, primarily reflecting increased investment management and capital markets activity, lending activity,

and a lower provision for credit losses, partially offset by higher expenses, reflecting incentive compensation expense associated with higher revenues and higher other employee-related costs, and the impact of narrowing interest rate spreads. Net income of $461 million in 2002 was up $103 million or 29% from 2001, primarily reflecting increased client revenues, the impact of lower interest rates, and the benefit of lower taxes due to the application of APB 23 indefinite investment criteria, partially offset by increased expenses to expand front-end sales and servicing capabilities.

        Client business volumes under management, which include custody accounts, assets under fee-based management, deposits, and loans, were $195 billion at the end of the year, up 15% from $170 billion in 2002, reflecting increases in other (principally custody) accounts of $12 billion, banking and fiduciary deposits of $7 billion, loans of $4 billion, and assets under fee-based management of $2 billion. Regionally, the increase primarily reflected growth in Asia of $8 billion, EMEA of $6 billion, and North America (including Mexico) of $6 billion. The regional disclosures contained herein are aligned with the Citigroup management structure and therefore the business in Mexico is reflected in the results of North America and is excluded from Latin America.

        Revenues, net of interest expense, were $1.996 billion in 2003, up $295 million or 17% from 2002, primarily driven by revenue increases from investment management and capital markets activity, lending and banking activities, partially offset by the impact of a narrowing of interest rate spreads. Investment management and capital markets activity includes client trading, management, performance and placement fees, and investment product fees. On a regional basis, the 2003 increase also reflected continued favorable trends in North America (including Mexico), up $106 million or 14% from 2002, primarily in lending, banking, and client trading activity. International revenues increased $189 million or 20% from 2002, primarily due to growth in Asia of $87 million or 28% (client trading and performance fees), Japan of $66 million or 33% (client trading and lending, primarily consisting of commercial real estate), Latin America of $27 million or 15% (client trading and management, placement and performance fees), and EMEA of $9 million or 4% (client trading and performance fees). Revenues, net of interest expense, were $1.701 billion in 2002, up $175 million or 11% from 2001, primarily driven by higher investment management and capital markets activity, increased lending activity and the benefit of lower interest rates. The 2002 increase also reflected increases in North America (including Mexico) of $145 million or 24% (lending and client trading activity), Japan of $44 million or 28% (client trading), and Asia of $20 million or 7% (client trading and lending, offset by absence of 2001 performance and placement fees), partially offset by declines in Latin America and EMEA.

        Operating expenses of $1.183 billion in 2003 were up $176 million or 17% from 2002, primarily reflecting increased incentive compensation associated with higher revenues, higher other employee-related costs including severance, and increased salary and benefits costs due to a change in employee mix of front-end sales staff. The increase in employee-related expenses included costs relating to incremental repositioning efforts of $15 million, primarily related to EMEA. The increased expenses in North America (including Mexico) reflect the increased revenues in the region, with expenses up $43 million or 12% from 2002, driven by higher incentive compensation and the impact of the inclusion of Banamex into Private Bank results beginning in August 2002. International expenses increased $133 million or 20% from 2002, primarily due to higher employee-related costs, including incentive compensation, in Asia and Japan and higher severance costs in EMEA. The $133 million increase in operating expenses internationally was driven by increases in Asia of $50 million or 28%, EMEA of $43 million or 19%, Japan of $29 million or 26%, and Latin America of $11 million or 8%. Operating expenses were $1.007 billion in 2002, up $61 million or 6% from 2001, primarily reflecting higher levels of employee-related expenses, including increased front-end sales and servicing capabilities, and investment spending in technology.

        The provision for credit losses was $11 million in 2003, down $7 million or 39% from 2002, primarily reflecting an improvement in credit experience in North America and Asia, partially offset by higher net write-offs in Japan and Asia. The provision for credit losses was $18 million in 2002, down $5 million or 22% from 2001, primarily reflecting lower write-offs in North America and Japan and an improvement in credit experience in Asia, partially offset by higher write-offs in EMEA. Net credit losses in 2003 remained at a nominal level of 0.05% of average loans outstanding, compared with 0.05% in 2002 and 0.06% in 2001. Loans 90 days or more past due at year-end 2003 were $121 million or 0.35% of total loans outstanding, compared with $174 million or 0.56% at the end of 2002.

        Average assets of $38 billion in 2003 increased $9 billion or 31% from $29 billion in 2002, which in turn increased $3 billion or 12% from $26 billion in 2001. The increase from the prior-year period was primarily related to increased lending activity (higher margin lending, mortgage financing and refinancing activity, and tailored loans) and the consolidation of a previously unconsolidated entity due to changes in the contractual relationship with this entity. The increase in 2002 was primarily related to increased lending activity (higher real-estate-secured and tailored loans).

ASSET MANAGEMENT

	2003	2002	2001
	In millions of dollars
Revenues, net of interest expense	$1,633	$1,698	$1,775
Operating expenses	1,148	1,189	1,371

Income before taxes and minority interest	485	509	404
Income taxes	149	157	152
Minority interest, after-tax	12	1	18

Net income	$324	$351	$234

Assets under management (in billions of dollars)(1)(2)	$521	$463	$438

(1)
Includes $33 billion, $31 billion, and $31 billion in 2003, 2002, and 2001, respectively, for Private Bank clients.

(2)
Includes $39 billion and $35 billion in 2003 and 2002, respectively, of TPC assets, which Asset Management manages on a third-party basis following the spin-off.

        Asset Management includes the businesses of Citigroup Asset Management (CAM), Citigroup Alternative Investments (CAI) Institutional business, Banamex asset management and retirement services businesses, and Citigroup's other retirement services businesses in North America and Latin America.

        Asset Management reported net income of $324 million in 2003 which was down $27 million or 8% compared to 2002, primarily reflecting lower results in the Latin America Retirement Services (LARS) businesses of $48 million, reduced fee revenues in CAM due to changes in product mix and revenue sharing agreements with internal Citigroup distributors, and the cumulative impact of outflows of U.S. Retail Money Market Funds. Partially offsetting these declines were the cumulative impact of positive net flows and lower expenses and lower capital funding costs in Mexico. The $48 million decline in LARS from 2002 primarily reflected 2003 impairments of a Deferred

Acquisition Cost (DAC) asset relating to the retirement services business in Argentina of $42 million and of Argentine GPNs of $9 million relating to the Exchange, as well as the impact of increased insurance costs on earned fees. See "Impact from Argentina's Economic Changes" under "Events in 2003" and "Significant Accounting Polices and Significant Estimates" relating to Argentina in the Company's Annual Report on Form 10-K the year ended December 31, 2003, for a further discussion of these actions. Additional items impacting LARS was a loss incurred on the sale of an El Salvador retirement services business of $10 million, partially offset by the impact of less severe economic conditions in Argentina. Net income of $351 million in 2002 was up $117 million or 50% compared to 2001, primarily reflecting the full-year impact of the Banamex acquisition of $83 million, the cumulative impact of positive flows, and lower expenses, partially offset by negative market action, the cumulative impact of outflows of U.S. Retail Money Market Funds to the Smith Barney (SB) Bank Deposit Program, and declines in the Latin America retirement services businesses due to the economic crisis in Argentina in 2002.

        The following table is a roll forward of assets under management by business as of December 31:

Assets Under Management

	2003	2002
	In billions of dollars
Retail and Private Bank
Balance, beginning of year	$205	$237
Net flows excluding U.S. Retail Money Market funds	5	11
U.S. Retail Money Market fund flows	(4)	(13)
Market action/other	25	(30)

Balance, end of year	231	205
Institutional
Balance, beginning of year	164	143
Long-term product flows	9	11
Liquidity flows	(2)	13

Net flows	7	24
Market action/other	14	(3)

Balance, end of year	185	164
Retirement Services	12	11
Other(1)	93	83

Total assets under management	$521	$463

(1)
Includes CAI Institutional alternative investment AUMs and TPC AUMs.

        Assets under management (AUMs) rose to $521 billion as of December 31, 2003, up $58 billion or 13% from $463 billion in 2002, primarily reflecting positive market action/other of $39 billion, which includes the impact of FX, net flows excluding U.S. Retail Money Market funds of $12 billion, and increases in Other of $10 billion. The increase in Other includes higher TPC AUMs of $4 billion, which Asset Management manages on a third-party basis following the August 20, 2002 distribution. The increase in assets was partially offset by net outflows of U.S. Retail Money Market funds of $4 billion. Retail and Private Bank client assets were $231 billion as of December 31, 2003, up $26 billion or 13% from $205 billion in 2002. Institutional client assets of $185 billion as of December 31, 2003 were up $21 billion or 13% compared to a year ago. Retirement Services assets of $12 billion as of December 31, 2003, increased $1 billion or 7% from 2002, primarily due to market action in both Banamex retirement services and LARS.

        Sales of proprietary mutual funds and managed account products at Private Client Services fell 20% to $17 billion in 2003 from the prior year, and represented 30% of Private Client Services' retail channel sales for the year. The lower sales reflect a decline in market share in the channel. Sales of mutual and money funds through Global Consumer's banking network (excluding Mexico) were $8 billion for the year, representing 34% of total sales, including $5 billion in International and $3 billion in the U.S. Of the $3 billion, Primerica sold $2 billion of proprietary U.S. mutual and money funds in 2003, representing 74% of Primerica's total fund sales, up 1% compared to 2002. Institutional long-term product sales of $30 billion increased 4% over the prior year, primarily due to Japanese sub-advisory flows, and included $20 billion of sales to GCIB clients.

        Revenues, net of interest expense, decreased $65 million or 4% to $1.633 billion in 2003. This compared to $1.698 billion in 2002, which was down $77 million or 4% from 2001. The decrease in 2003 was primarily due to the impact of reduced fee revenues in CAM, the impact of increased insurance costs on fees earned in a retirement services business in Argentina, the loss on sale of the El Salvador retirement services business, outflows of U.S. Retail Money Market funds, and $9 million relating to the Exchange in Argentina. Partially offsetting these declines were the cumulative impact of positive net flows in CAM, lower capital funding costs in Mexico, higher performance fees in CAI Institutional, the absence of a prior-year pesification loss in Argentina, and an increase related to certain assets consolidated under FIN 46. These consolidated assets incurred FX movements on the euro, creating $17 million of gains (offset in minority interest). The reduced fee revenues resulted from changes in product mix and revenue sharing arrangements with internal Citigroup distributors, and a change in the presentation of certain fee-sharing arrangements, which decreased both revenues and expenses by $40 million. The $77 million decrease in 2002 from 2001 primarily reflected the decline in the Latin America retirement services business due to the economic crisis in Argentina during that time period, the impact of negative market action, and the cumulative impact of outflows of U.S. Retail Money Market Funds including the cumulative impact of transfers to the SB Bank Deposit Program, partially offset by the full-year impact of the Banamex acquisition, increases in CAI Institutional, and the cumulative impact of positive flows in CAM.

        Operating expenses of $1.148 billion in 2003 decreased $41 million or 3% from 2002. The decrease in 2003 primarily reflected continued expense management, the change in presentation of certain fee-sharing arrangements, and the absence of 2002 first quarter restructuring charges in Argentina (LARS), for which the remaining reserve was released in 2003, partially offset by the DAC impairment in Argentina of $42 million and the impact of higher expenses related to legal matters of $24 million. Operating expenses of $1.189 billion in 2002 decreased $182 million or 13% from 2001 primarily resulting from a decline in the Latin America retirement services businesses due to economic conditions, the absence of goodwill and indefinite-lived intangible asset amortization in 2002 and reduced personnel, occupancy, and advertising and marketing expenses, partially offset by the impact of the Banamex acquisition.

        Minority interest, after-tax, of $12 million in 2003 increased $11 million from 2002, primarily due to the impact of consolidating certain assets under FIN 46. The $17 million decline from 2001 to 2002, primarily related to the impact of acquiring the remaining interest in Banamex Afore, a retirement services business, in January 2002.

PROPRIETARY INVESTMENT ACTIVITIES

	2003	2002	2001
	In millions of dollars
Revenues, net of interest expense	$1,222	$247	$916
Operating expenses	393	238	177
Provision for credit losses	—	31	—

Income (loss) before taxes and minority interest	829	(22)	739
Income taxes (benefits)	288	5	259
Minority interest, after-tax	175	23	(5)

Net income (loss)	$366	$(50)	$485

        Proprietary Investment Activities reported revenues, net of interest expense, of $1.222 billion in 2003, increased $975 million from 2002 reflecting higher Private Equity results of $1.362 billion, primarily from higher net mark-to-market gains on public securities, higher net impairment/valuation revenues, higher fee revenues and lower capital funding costs, partially offset by lower Other Investment Activities revenues of $387 million. The decline in Other Investment Activities was driven by the absence of the 2002 gain on the sale of 399 Park Avenue of $527 million, partially offset by higher fee revenues in CAI and dividends from TPC shares. Revenues, net of interest expense, of $247 million in 2002 decreased $669 million from 2001, primarily reflecting lower Private Equity results of $1.253 billion, driven by lower net realized gains, partially offset by the gain on the sale of 399 Park Avenue.

        Operating expenses of $393 million in 2003 increased $155 million from the prior year, primarily reflecting increased expenses in CAI of $96 million and in Private Equity of $65 million. The increase in CAI expenses resulted from the full-year impact of CAI's contract with TPC, whereby CAI manages TPC's investments following the August 20, 2002 distribution, as well as from client business growth and higher levels of performance-driven incentive compensation. The $65 million increase in Private Equity expenses resulted from higher performance-based compensation and business growth. The decrease in the provision for credit losses of $31 million from 2002, primarily relates to the absence of Private Equity loan write-offs that occurred in 2002.

        Minority interest, after-tax, of $175 million in 2003 increased $152 million from 2002, primarily due to the impact of dividends and a mark-to-market valuation on the recapitalization of an investment held within the Citigroup Venture Capital (CVC) Equity Partners Fund in 2003. Minority interest, after-tax, of $23 million in 2002 increased $28 million from 2001 due to the net impact of majority-owned investment funds established in late 2001 and 2002.

        See Note 5 to the Consolidated Financial Statements for additional information on investments in fixed maturity and equity securities.

        The following sections contain information concerning revenues, net of interest expense, for the two main investment classifications of Proprietary Investment Activities.

        Private Equity includes equity and mezzanine debt financing on both a direct and indirect basis, including investments made by CVC Equity Partners Fund, to companies primarily located in the United States and Western Europe, investments in companies located in developing economies with a private equity focus, the investment portfolio related to the Banamex acquisition in August 2001, and CVC/Opportunity Equity Partners, LP (Opportunity). Opportunity is a third-party managed fund through which Citigroup co-invests in companies that were privatized by the government of Brazil in the mid-1990s. The remaining investments in the Banamex portfolio were liquidated during 2003.

        Certain private equity investments held in investment company subsidiaries and Opportunity are carried at fair value with unrealized gains and losses recorded in income. Direct investments in companies located in developing economies are principally carried at cost with impairments recognized in income for "other than temporary" declines in value.

        As of December 31, 2003 and December 31, 2002, Private Equity included assets of $5.610 billion and $6.251 billion, respectively, with the portfolio primarily invested in industrial, consumer goods, communication, and technology companies. The decline in the portfolio of $641 million from 2002 relates to sales of U.S. private and public equity investments, the impact of impairments, and the liquidation of the Banamex portfolio. On a regional basis as of December 31, 2003, Private Equity included assets of $2.535 billion in North America (including Mexico), $1.790 billion in EMEA, $961 million in Latin America, $317 million in Asia, and $7 million in Japan. As of December 31, 2002, Private Equity included assets of $3.404 billion in North America (including Mexico), $1.391 billion in EMEA, $1.156 billion in Latin America, $295 million in Asia, and $5 million in Japan.

        Revenues, net of interest expense for Private Equity, are composed of the following:

	2003	2002	2001
	In millions of dollars
Net realized gains (losses)(1)	$388	$180	$1,333
Public mark-to-market	258	(209)	(499)
Net impairments/valuations(2)	(240)	(670)	(601)
Other(3)	500	243	564

Revenues, net of interest expense	$906	$(456)	$797

(1)
Includes the changes in unrealized gains (losses) related to mark-to-market reversals for investments sold during the year.

(2)
Includes valuation adjustments on private equity investments.

(3)
Includes other investment income (including dividends), management fees, and funding costs.

        Revenues, net of interest expense, of $906 million in 2003 increased $1.362 billion from 2002, primarily relating to higher net mark-to-market gains on public securities of $467 million, higher net impairment/valuation revenues of $430 million, higher other revenues of $257 million, and higher net realized gains on sales of investments of $208 million. The higher net mark-to-market gains on public securities primarily resulted from the improved equity market conditions that existed in 2003. The higher net impairment/valuation revenues were driven by higher net impairment/valuation revenues on emerging market investments, lower impairments on other private equity investments, and higher valuation revenues in 2003 from the recapitalization of certain Private Equity investments held within the CVC Equity Partners Fund. The higher net impairment/valuation revenues in emerging markets included $264 million in lower impairments in Argentina and lower other Latin America impairments, partially offset by lower revenues on the Opportunity fund investment of $210 million. Other revenues increased $257 million due to higher dividends and fees, largely the result of the recapitalization of certain Private Equity investments and from an investment that had an initial public offering, all of which are held within the CVC Equity Partners Fund, as well as the impact of lower capital funding costs. The increase in net realized gains on sales of investments of $208 million was driven by higher sales of venture capital and emerging market investments, including the liquidation of the remaining Banamex holdings.

Revenues, net of interest expense, of ($456) million in 2002 declined $1.253 billion from 2001, driven by lower net realized gains of $1.153 billion, lower other revenues of $321 million, and lower net impairment/valuation revenues of $69 million, partially offset by lower net public mark-to-market losses of $290 million. These declines included $737 million relating to Latin America, resulting from lower revenues on the Opportunity fund investment of $388 million, higher impairments of $340 million, including $271 million on certain investments in Argentina, and lower net realized gains.

        Other Investment Activities includes CAI, various proprietary investments, including Citigroup's ownership interest in TPC's outstanding equity securities, certain hedge fund investments, and the LDC Debt/Refinancing portfolios. The LDC Debt/Refinancing portfolios include investments in certain countries that refinanced debt under the 1989 Brady Plan or plans of a similar nature and earnings are generally derived from interest and restructuring gains/(losses).

        Other Investment Activities investments are primarily carried at fair value, with impairment write-downs recognized in income for "other than temporary" declines in value. The TPC common stock position is classified as available-for-sale. As of December 31, 2003, Other Investment Activities included assets of $2.909 billion, including $1.693 billion in TPC shares, $692 million in hedge funds, the majority of which represents money managed for TPC, $365 million in the LDC Debt/Refinancing portfolios, and $159 million in other assets. As of December 31, 2002, total assets of Other Investment Activities were $3.181 billion, including $1.464 billion in TPC shares, $948 million in hedge funds, $579 million in the LDC Debt/Refinancing portfolios, and $190 million in other assets.

        The major components of Other Investment Activities revenues, net of interest expense, are as follows:

	2003	2002	2001
	In millions of dollars
LDC Debt/Refinancing portfolios	$7	$11	$48
Hedge fund investments	80	70	10
Other	229	622	61

Revenues, net of interest expense	$316	$703	$119

        Revenues, net of interest expense, of $316 million in 2003 decreased $387 million from the prior year due to the absence of a $527 million gain in 2002 from the sale of 399 Park Avenue, partially offset by a $96 million increase in CAI revenues due to improved performance and business growth and a $50 million increase in revenue from TPC shares, including dividends and net realized gains. Revenues, net of interest expense, of $703 million in 2002 increased $584 million from 2001, primarily resulting from the gain of $527 million from the sale of 399 Park Avenue, higher hedge fund revenues of $60 million and higher CAI revenues of $44 million, partially offset by $37 million in lower LDC Debt/Refinancing portfolio revenues. The decline in LDC Debt/Refinancing portfolio revenues primarily resulted from lower interest earnings, as the portfolios are in run-off.

        Proprietary Investment Activities results may fluctuate in the future as a result of market and asset-specific factors.

CORPORATE/OTHER

	2003	2002	2001
	In millions of dollars
Revenues, net of interest expense	$744	$858	$(283)
Operating expenses	798	972	895
Provisions for benefits, claims, and credit losses	(3)	(22)	(10)

Loss from continuing operations before taxes, minority interest, and cumulative effect of accounting changes	(51)	(92)	(1,168)
Income tax benefits	(227)	(101)	(536)
Minority interest, after-tax	10	2	11

Income (loss) from continuing operations	166	7	(643)
Income from discontinued operations	—	1,875	1,055
Cumulative effect of accounting changes	—	(47)	(158)

Net income	$166	$1,835	$254

        Corporate/Other reported revenues, net of interest expense, of $744 million in 2003, which decreased $114 million from 2002, were primarily due to lower intersegment eliminations, partially offset by higher net treasury results. The treasury increase resulted from a gain on the sale of a convertible bond and favorable interest rate positioning, partially offset by lower realized gains on fixed income investments. Revenues, net of interest expense, of $858 million in 2002 increased $1.141 billion from 2001, primarily due to higher net treasury results and the impact of higher intersegment eliminations. The increased treasury revenues primarily related to favorable interest rate positioning and lower funding costs, including the impact of lower interest rates and earnings on fixed income investments, partially offset by the impact of increased borrowing levels.

        Operating expenses of $798 million in 2003 decreased $174 million from 2002, primarily due to lower intersegment eliminations, partially offset by higher unallocated corporate costs and a $50 million pretax expense for the contribution of appreciated venture capital securities to the Citigroup Foundation. The increase in unallocated corporate costs included higher insurance, employee-related, and legal costs. The Citigroup Foundation contributions had minimal impact on Citigroup's earnings after related tax benefits. Operating expenses of $972 million in 2002 increased $77 million from 2001, primarily due to higher intersegment eliminations and employee-related costs, partially offset by a decrease in certain net unallocated corporate costs and the absence of a $57 million 2001 fourth-quarter pretax expense for the contribution of appreciated venture capital securities to the Citigroup Foundation. This contribution had minimal impact on Citigroup's earnings after related tax benefits and investment gains.

        The provisions for benefits, claims, and credit losses in 2003, 2002, and 2001 were primarily the result of intersegment eliminations. Income tax benefits of $227 million in 2003 included the impact of a tax reserve release of $200 million that had been held at the legacy Associates' businesses and was deemed to be in excess of expected tax liabilities. Income tax benefits of $101 million in 2002 included the tax benefit resulting from the loss incurred on the sale of the Associates property and casualty operations to TPC, which was spun-off in the 2002 third quarter.

        Discontinued operations (see Note 3 to the Consolidated Financial Statements) includes the operations of TPC through August 20, 2002. Income from discontinued operations in 2002 also included gains on the sale of stock by a subsidiary of $1.270 billion ($1.158 billion after-tax), primarily consisting of an after-tax gain of $1.061 billion as a result of the TPC IPO of 231 million shares of its class A common stock. Income from discontinued operations in 2001 reflected catastrophe losses from the property and casualty business associated with the events of September 11th.

        The 2002 cumulative effect of accounting changes of $47 million reflected the 2002 impact of adopting SFAS 142 relating to goodwill and indefinite-lived intangible assets. The 2001 cumulative effect of accounting changes of $158 million included a charge of $42 million related to the adoption of SFAS 133 and a charge of $116 million reflecting the impact of adopting EITF 99-20. See Note 1 to the Consolidated Financial Statements for further details of the cumulative effect of accounting changes.